Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ALVOTECH LUX HOLDINGS S.A.S.,

ALVOTECH HOLDINGS S.A.,

AND

OAKTREE ACQUISITION CORP. II

DATED AS OF DECEMBER 7, 2021

TABLE OF CONTENTS

i

ii

EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Election on Internal Revenue Service Form 8832
Exhibit C	Plan of Merger
Exhibit D	Agreed TopCo Governing Documents
Exhibit E	Form of Warrant Assumption Agreement
Exhibit F	Related Party Transactions Amendments
Exhibit G	Cayman Plan of Merger

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 7, 2021, is made by and among Alvotech Lux Holdings S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) (the “RCS”) under number B258884 (“TopCo”), Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B229193 (the “Company”), and Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), TopCo, the Company, and Parent shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Parent is a blank check company incorporated as a Cayman Islands exempted company on August 5, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) TopCo is a newly formed entity that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents as successor to Parent;

WHEREAS, pursuant to the Governing Documents of Parent, Parent is required to provide an opportunity for its shareholders to have their outstanding Parent Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Parent Shareholder Approval;

WHEREAS, (a) the Pre-Closing Parent Holders that do not redeem their shares of Parent Class A Shares for cash pursuant to the Parent Shareholder Redemption will receive TopCo Ordinary Shares in respect of such Parent Class A Shares, and (b) the Pre-Closing Parent Holders that hold Parent Class B Shares will receive TopCo Ordinary Shares in respect of such Parent Class B Shares, in the case of each of clauses (a) and (b), in connection with the First Merger and pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, as of the date of this Agreement, Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”), owns 6,250,000 Parent Class B Shares (the “Sponsor Shares”) and 4,666,667 Parent Warrants (the “Sponsor Warrants”);

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and TopCo are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) the Sponsor has agreed to vote in favor of this Agreement and the transactions contemplated hereby (including the First Merger), (b) the Sponsor has agreed not to effect any sale or distribution of any Parent Class B Shares or Parent Warrants during the period described therein, (c) the Sponsor has agreed to waive any adjustment to the conversion ratio set forth in the Governing Documents of Parent or any other anti-dilution or similar protection with respect to the Parent Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise) and (d) the Sponsor has agreed to, immediately after the First Merger, subject 1,250,000 Sponsor Shares held by Sponsor as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares, to certain vesting conditions, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company Shareholders who hold capital stock of the Company sufficient to deliver the required Company Shareholders’ consent in order to approve the Second Merger (the “Required Company Shareholders’ Consent”), will, together with the Company, enter into a framework agreement pursuant to which, among other things, (a) the Required Company Shareholders’ Consent will be delivered and (b) certain rights under and in connection with each of the Company’s shareholders agreement and outstanding convertible loans and warrants will be exercised (the “Framework Agreement”), a copy of which will be delivered to Parent;

WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders (collectively, the “Supporting Company Shareholders”) are each executing and delivering to Parent a transaction support agreement (collectively, the “Support Agreements”), pursuant to which each such Supporting Company Shareholder is agreeing to, among other things, (a) certain customary restrictive covenants, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain Related Party Transactions to be terminated or amended effective as of the Closing;

WHEREAS, (a) TopCo has made an initial classification election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), effective as of the date of its formation, to be disregarded as an entity as separate from its owner for U.S. federal income tax purposes, and (b) TopCo will make an election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), effective as of the date of the First Merger Effective Time, to be classified as an association taxable as a corporation for U.S. federal income tax purposes (the “Election”);

WHEREAS, on the Closing Date, Parent will merge with and into TopCo (the “First Merger”), with TopCo as the surviving company in the merger and each issued and outstanding Parent Share will be exchanged for one TopCo Ordinary Share pursuant to a share capital increase of TopCo, and each outstanding Parent Warrant will, by its terms, automatically cease to represent a right to acquire Parent Class A Shares and shall automatically represent a right to acquire one TopCo Ordinary Share, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date immediately after the effectiveness of the First Merger but prior to the Conversion, TopCo will redeem and cancel the shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo (the “Redemption”) that will be resolved upon on the Approval Date;

WHEREAS, on the Closing Date immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) under Luxembourg law on the terms and subject to the conditions set forth in this Agreement (the “Conversion”) that will be resolved upon on the Approval Date;

WHEREAS, on the Closing Date, immediately following the effectiveness of the Conversion, the Company will merge with and into TopCo (the “Second Merger”), with TopCo as the surviving company in the merger, and each issued and outstanding Company Share will be automatically exchanged for TopCo Ordinary Shares, in accordance with the Allocation Schedule and Section 2.2, pursuant to a share capital increase of TopCo, as set forth in this Agreement and that will be resolved upon on the Approval Date;

WHEREAS, (a) concurrently with the execution of this Agreement, TopCo and Parent are entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “Investors”) pursuant to which, among other things, the Investors have agreed to subscribe for, and TopCo, as successor to Parent in the First Merger, has agreed to issue to the Investors, an aggregate number of TopCo Ordinary Shares set forth in the Subscription Agreements in exchange for an aggregate subscription price of approximately $154,000,000, with the foregoing to be resolved upon on the Approval Date but to become effective on the Closing Date following the effectiveness of the Conversion and prior to the effectiveness of the Second Merger, on the terms and subject to the conditions set forth in the Subscription Agreements (such aggregate purchase price, the “PIPE Financing Amount”, and such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, at the Closing, TopCo, the Sponsor and each Company Shareholder that will be an officer or director of TopCo or that holds five percent (5%) or more of the Company Shares immediately prior to the Closing (the “IRA Company Shareholders”) shall enter into an investor rights agreement, substantially in the form attached hereto as Exhibit A (the “Investor Rights Agreement”), pursuant to which, among other things, (a) the Sponsor and each such Company Shareholder will agree not to effect any sale or distribution of any Equity Securities of TopCo issued pursuant to this Agreement or the Subscription Agreements during the lock-up periods described therein and (b) the Sponsor and each such Company Shareholder will be granted certain registration rights with respect to their respective TopCo Ordinary Shares and TopCo Warrants, in each case, on the terms and subject to the conditions therein;

WHEREAS, the Parent Board has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the First Merger) and the authorization of the Cayman Plan of Merger by the holders of Parent Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company (a) has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) (b) has obtained Aztiq Consent and Alvogen Consent (as such terms are defined in the Company Shareholders Agreement) in accordance with the Company Shareholders Agreement, and (c) has recommended, among other things, acceptance of the Second Merger by the holders of Company Shares entitled to vote thereon;

WHEREAS, the sole chairman (president) of TopCo has approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement, along with the other agreements and documents necessary to effectuate the First Merger, the Conversion, and the Second Merger, constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder with respect to each of the transactions described in the subsequent clauses (b)-(d), (b) the First Merger, together with the Election, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) and (F) of the Code, (c) the Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (d) the Second Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(d), the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate PIPE Proceeds” means the cash proceeds to be actually received by TopCo or any of its Affiliates in respect of the PIPE Financing.

“Aggregate TopCo Transaction Proceeds” means an amount equal to (i) the funds contained in the Trust Account as of the First Merger Effective Time, minus (ii) all amounts, if any, payable to the Public Shareholders of Parent pursuant to the Parent Shareholder Redemption, plus (iii) the Aggregate PIPE Proceeds.

“Ancillary Documents” means the Investor Rights Agreement, the Framework Agreement, the Sponsor Letter Agreement, the Support Agreements, the Subscription Agreements, the Plan of Merger, the Cayman Plan of Merger and each other agreement, document, corporate resolutions, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other national anti-bribery or anti-corruption Laws of other third countries related to combatting bribery, corruption and money laundering.

“Approval Date” means the date on which the sole shareholder of TopCo approves the transactions set forth in Section 2.1.

“Base Exchange Value” means $1,806,000,000.

“Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Luxembourg, Cayman Islands and Iceland are open for the general transaction of business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N—Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133) and the American Rescue Plan Act of 2021 (Pub. L. 117-2), as applicable (including, in each case, any changes in state or local Law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), and any legislative or regulatory guidance issued pursuant thereto.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Parent by the Company on the date hereof.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to Parent pursuant to the terms this Agreement, any Group Company or TopCo in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company or TopCo and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company or TopCo pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization and Qualification), 3.2(a) and (b) (Capitalization of the Group Companies), 3.3 (Authority), 3.8(a) (No Company Material Adverse Effect), 3.17 (Brokers), 4.1 (Corporate Organization), 4.2 (Authority) and 4.3 (Capitalization of TopCo).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person other than a Group Company that are licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of TopCo or the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to perform any of their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date hereof from or related to (i) general business or economic conditions in or affecting the United States, Luxembourg or Iceland, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Luxembourg, Iceland or any other country, including the engagement by the United States, Luxembourg, Iceland or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Luxembourg, Iceland or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Luxembourg, Iceland or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, development partners, commercialization partners, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi), (viii) or (ix)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States, Luxembourg, Iceland or any other country or region in the world, or any escalation of the foregoing or (ix) pandemics (including COVID-19), epidemics and disease outbreaks, earthquakes, hurricanes, tornados, mudslides or other natural disasters (including in each case governmental action in response thereto, including COVID-19 Measures); provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Product” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company.

“Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of TopCo or (ii) a sale or disposition of all or substantially all of the assets of TopCo and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of TopCo (or any successor to TopCo) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of 50% or more of the Equity Securities of TopCo immediately prior to such transaction (or series of related transactions).

“Company Sale Price” means the price per share for one (1) TopCo Ordinary Share in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the VWAP over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on Nasdaq (or successor U.S. exchange) or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, internationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

“Company Shareholders” means the holders of Company Shares as of any determination time.

“Company Shareholders Agreement” means the shareholders’ agreement relating to the Company dated 21 October 2020 and entered into between the Company, the Company Shareholders and Alvotech hf., as amended, restated, or supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Company Shares” means the class A ordinary shares and the class B ordinary shares of the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 16, 2021, by and between Oaktree Fund GP, LLC and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets, in each case, as amended, restated or supplemented from to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order or directive by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Earn Out Consideration” means an aggregate of 38,330,000 TopCo Ordinary Shares.

“Earn Out Shares” means the Earn Out Consideration, multiplied by the percentage set forth opposite the applicable Company Shareholder’s name on the Allocation Schedule.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), the obligation to contribute to pension funds under Icelandic act 129/1997 on the mandatory pension savings and the operation of pension funds and the relevant collective bargaining agreements, and each other benefit or compensatory plan, program, policy, arrangement or Contract that TopCo or any of its Affiliates (including any Group Company) maintains, sponsors, contributes to, or has an obligation to contribute to in which employees of any Group Company are eligible to participate or under which any employee of any Group Company is (or may become) entitled to any benefit or compensation or under or with respect to which any Group Company has or could reasonably be expected to have any Liability, other than any plan sponsored and maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment or natural resources, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Consideration” means an aggregate number of TopCo Ordinary Shares equal to (a) the Exchange Value, divided by (b) the TopCo Ordinary Share Value.

“Exchange Value” means the Base Exchange Value, multiplied by the percentage set forth opposite the applicable Company Shareholder’s name on the Allocation Schedule.

“FDA” means the U.S. Food and Drug Administration.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Luxembourg limited liability company are its articles of association (statuts), the “Governing Documents” of an Icelandic limited liability company are its articles of association (samþykktir), and the “Governing Documents” of a Cayman Islands exempted company are its amended and restated memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) national, supranational, federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any notified body, governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral body (public or private).

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Iceland” means the Republic of Iceland.

“IFRS” means International Financial Reporting Standards as promulgated by the International Standards Accounting Board.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all outstanding obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (g) arrangements by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (h) unfunded pension or retirement agreements, programs, policies, or other arrangements, (i) accrued but unpaid or unfunded obligations arising from any incentive compensation, deferred compensation, severance or similar arrangements, (j) dividends declared or distributions payable and (k) any of the obligations of any other Person of the type referred to in clauses (a) through (j) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Initial Shares” means the 4,000,000 shares issued at incorporation of TopCo and held by Floki Holdings.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Luxembourg” means the Grand Duchy of Luxembourg.

“Mergers” means, collectively, the First Merger and the Second Merger.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“Nasdaq First North” means the Nasdaq First North Growth Market.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license, or an ongoing licensee fee of less than $50,000 per year.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Parent Shareholder Approval” means the approval, at the Parent Shareholders Meeting where a quorum is present, in the case of each Transaction Proposal (other than the Business Combination Proposal and the Merger Proposal), by an ordinary resolution in accordance with Parent’s Governing Documents requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Parent Shares present in person or represented by proxy at the Parent Shareholders Meeting and entitled to vote on such matter.

“Parent Class A Shares” means Parent’s Class A ordinary shares of $0.0001 par value each.

“Parent Class B Shares” means Parent’s Class B ordinary shares of $0.0001 par value each.

“Parent Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Parent on the date hereof.

“Parent Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement, Parent in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Parent and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any Ancillary Document. For the avoidance of doubt, Parent Expenses shall not include any Company Expenses.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Reports.

“Parent Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization and Qualification), 5.2 (Authority), 5.4 (Brokers) and 5.6(a) (Capitalization of the Parent).

“Parent Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of Parent or (b) the ability of Parent to perform any of its covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby.

“Parent Shareholder Approval” means, collectively, the Required Parent Shareholder Approval and the Other Parent Shareholder Approval.

“Parent Shareholder Redemption” means the right of the holders of Parent Class A Shares to redeem all or a portion of their Parent Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Parent.

“Parent Shares” means, collectively, the Parent Class A Shares and the Parent Class B Shares.

“Parent Warrants” means each warrant to purchase one Parent Class A Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and delinquent as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified or identifiable natural person.

“Pre-Closing Equity Financing” means Pre-Closing Financing received by the Company or any of its Subsidiaries following the date hereof and prior to the Closing pursuant to any equity financing transaction whereby any equity securities (which shall not include any debt securities convertible into or exercisable for equity securities unless such convertible debt securities are so converted in full prior to the Redemption Deadline) of the Company or any of its Subsidiaries has been issued in exchange for cash consideration; provided, that (i) to the extent that any Person providing Pre-Closing Equity Financing is not an existing Company Shareholder and party to the Framework Agreement and the Company Shareholders Agreement, such Person shall, as a condition, and prior, to providing the Pre-Closing Equity Financing, deliver a deed of adherence agreeing to be bound by the Framework Agreement, a Support Agreement on terms consistent with those executed and delivered on the date hereof and any other agreements entered into by the Company Shareholders in connection with the transactions contemplated by this Agreement, in each case, in form and substance reasonably acceptable to Parent and (ii) all transactions related to the Pre-Closing Equity Financing shall be consummated prior to the Redemption Deadline. For the avoidance of doubt, no Pre-Closing Equity Financing shall have any effect on the Base Exchange Value.

“Pre-Closing Financing” means the aggregate proceeds received by the Company following the date hereof and prior to the Closing pursuant to any equity or debt financing transaction entered into by the Company on arms-length terms which are reasonably acceptable to Parent, in order to fund the capital needs of the Company and its Subsidiaries in the ordinary course of business (including any Pre-Closing Equity Financing); provided, that any such debt financing transactions shall not exceed, in the aggregate, a principle amount of indebtedness in excess of $50,000,000 without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

“Pre-Closing Parent Holders” means the holders of Parent Shares at any time prior to the First Merger Effective Time, as applicable.

“Privacy Laws” means Laws in any jurisdiction relating to the Processing or protection of Personal Data, including the European Union General Data Protection Regulation 2016/679, the e-Privacy Directive (2002/58/EC) and any predecessor, successor or implementing legislation of the foregoing, and any amendments or re-enactments of any of the foregoing.

“Proceeding” means any lawsuit, litigation, action, audit, examination, investigation, inquiry, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Public Health Laws” means all applicable Laws relating to the development, non-clinical testing, clinical testing, manufacture, production, authorization, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug, biologic or medical device, placebo, or other article (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) or similar federal, state, or foreign pharmaceutical Laws, advanced therapy medicinal product Laws, medical devices Laws, Laws on the collection and processing of blood, blood components, tissues or cells, genetically engineered products Laws, infection protocol Laws and clinical investigation Laws.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Redemption Deadline” means the last date on which the holders of Parent Class A Shares are permitted to submit an election to redeem all or a portion of their Parent Class A Shares in connection with the transactions contemplated by this Agreement as set forth in Governing Documents of Parent.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of Parent.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity or supranational entity or an institutional review board or independent ethics committee to any Group Company, including investigational new drug applications, biologics license applications, new drug applications, orphan drug designations, abbreviated new drug applications, device premarket approval applications, device premarket notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Certificates of Conformity, CE Declarations of Conformity, authorization of tissue establishment, and tissue and cell preparation processes, clinical trial authorizations and ethical reviews, scientific opinions for advanced therapy medicinal product, scientific advice, genetic engineering authorizations, infection protection authorizations or their national or foreign equivalents.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other authorized representatives.

“Required Parent Shareholder Approval” means the approval, at the Parent Shareholders Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with Parent’s Governing Documents requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Parent Shares present in person or represented by proxy at the Parent Shareholders Meeting and entitled to vote on such matter, and (b) in the case of the Merger Proposal, by a special resolution in accordance with Parent’s Governing Documents requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Parent Shares present in person or represented by proxy at the Parent Shareholders Meeting and entitled to vote on such matter.

“RESA” means the Recueil Electronique des Sociétés et Associations (the Luxembourg official gazette).

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Parent Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) software as a medical device; (c) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation (including a German GmbH), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means (i) any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, together with any interest, deficiencies, penalties, additions to tax, or additional amounts payable with respect thereto, whether disputed or not, (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, notices, forms, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity or Tax Authority.

“TopCo Ordinary Share” means an ordinary share in the share capital of TopCo.

“TopCo Ordinary Share Price” means the closing sale price per share of TopCo Ordinary Shares on Nasdaq (or successor U.S. exchange) reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“TopCo Ordinary Share Value” means $10.00.

“TopCo Warrant” means each warrant to purchase one TopCo Ordinary Share at a price of $11.50, subject to adjustment.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Parent Expenses” means the Parent Expenses that are unpaid as of immediately prior to the Closing.

“VWAP” means the volume weighted average price of TopCo Ordinary Shares or Parent Share, as applicable, as defined by the industry standard.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as any analogous foreign, state, provincial or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of September 21, 2020, between Parent and the Trustee.

Section 1.2 Certain Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	Section 6.18
Acquisition Proposal	Section 6.6(a)
Additional Parent SEC Reports	Section 5.7
Additional PIPE Financing	Section 6.2(d)
Agreed TopCo Governing Documents	Section 2.1(d)
Agreement	Introduction
Allocation Schedule	Section 2.2
Business Combination Proposal	Section 6.8
Buyback	Section 2.6(b)

Term	Section
Cayman Islands Act	Section 2.1(b)(ii)
Cayman Merger Documents	Section 2.1(b)(i)
Cayman Plan of Merger	Section 2.1(b)(i)
CBA	Section 3.7(a)(xii)
Change in Recommendation	Section 6.8
Closing	Section 2.3
Closing Date	Section 2.3
Closing Filing	Section 6.4(b)
Closing Press Release	Section 6.4(b)
Company	Introduction
Company Designee	Section 6.15(c)
Conversion	Recitals
Converted Warrant	Section 2.5
Copyrights	Section 1.1
Creator	Section 3.13(d)
D&O Persons	Section 6.14(a)
Election	Recitals
Exchange	Section 2.1(f)(vi)
Financial Statements	Section 3.4(a)
First Merger	Recitals
First Merger Consideration	Section 2.1(b)(vi)
First Merger Documents	Section 2.1(b)(i)
First Merger Effective Time	Section 2.1(b)(i)
First Merger Shareholder Resolution	Section 2.1(b)(ii)
First Surviving Company	Section 2.1(b)(ii)
Framework Agreement	Recitals
IFRS	Section 3.4(a)
Incentive Plan	Section 6.18(f)
Intended U.S. Tax Treatment	Recitals
Investor Rights Agreement	Recitals
Investors	Recitals
IPO	Section 9.18
IRA Company Shareholders	Recitals
Latest Balance Sheet	Section 3.4(a)
Leased Real Property	Section 3.18(b)
Luxembourg Company Law	Section 2.1(b)(ii)
Luxembourg Merger Documents	Section 2.1(b)(i)
Marks	Section 1.1
Material Contracts	Section 3.7(a)
Material Partner	Section 3.24(b)
Material Permits	Section 3.6
Material Supplier	Section 3.24(a)
Merger Proposal	Section 6.8
Parent	Introduction
Parent Acquisition Proposal	Section 6.6(b)
Parent Board	Section 6.8
Parent Board Recommendation	Section 6.8
Parent Designee	Section 6.15(b)
Parent Related Parties	Section 5.9

Term	Section
Parent Related Party Transactions	Section 5.9
Parent SEC Reports	Section 5.7
Parent Shareholders Meeting	Section 6.8
Parties	Introduction
Patents	Section 1.1
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
Plan of Merger	Section 2.1(b)(i)
Post-Signing Company Financial Statements	Section 6.13(a)
Privacy and Data Security Policies	Section 3.20(a)
Prospectus	Section 9.18
Public Shareholders	Section 9.18
RCS	Introduction
Redemption	Recitals
Related Parties	Section 3.19
Related Party Transactions	Section 3.19
Related Proceeding	Section 9.16
Second Merger	Recitals
Second Merger Documents	Section 2.1(f)(i)
Second Merger Effective Time	Section 2.1(f)(i)
Second Merger Surviving Company	Section 2.1(f)(ii)
Signing Filing	Section 6.4(b)
Signing Press Release	Section 6.4(b)
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Sponsor Shares	Recitals
Sponsor Warrants	Recitals
Staff	Section 5.12(d)
Statement	Section 5.12(d)
Subscription Agreements	Recitals
Termination Date	Section 8.1(e)
TopCo	Introduction
TopCo Board	Section 6.15(a)
TopCo Incentive Equity Plan	Section 6.10
Transaction Proposals	Section 6.8
Transition Services Agreement	Section 6.18(d)
Trust Account	Section 9.18
Trust Account Released Claims	Section 9.18
Trust Agreement	Section 5.8
Trustee	Section 5.8
Warrant Assumption Agreement	Section 2.5

ARTICLE 2

MERGERS

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order of the subsections in this Section 2.1:

(a) Election. On the Closing Date, TopCo shall file an election with the Internal Revenue Service on Internal Revenue Service Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), substantially in the form attached hereto as Exhibit B and effective as of the date of the First Merger Effective Time, to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

(b) First Merger.

(i) At least one month prior to the Approval Date, Parent and TopCo shall cause draft terms of merger, in substantially the form attached hereto as Exhibit C (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act and the Luxembourg Company Law, the “Plan of Merger”), along with all other documentation and declarations required under the Luxembourg Company Law in connection with the First Merger, to be duly executed and properly filed with the RCS and published on the RESA, in accordance with the relevant provisions of the Luxembourg Company Law (together, the “Luxembourg Merger Documents”). The First Merger will be approved by TopCo through the First Merger Shareholder Resolution on the Approval Date but the First Merger Shareholder Resolution shall only become effective seven (7) Business Days after the Approval Date following its prior publication in the RESA and subject to (i) the execution of a plan of merger in substantially the form attached hereto as Exhibit G by each of TopCo and Parent (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act and the Luxembourg Company Law or otherwise agreed between TopCo and Parent, the “Cayman Plan of Merger”) and the registration of such Cayman Plan of Merger and the filing of the other documents required under the Cayman Islands Act with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Companies Act (such other documents, together with the Plan of Merger, the “Cayman Merger Documents” and together with the Luxembourg Merger Documents, the “First Merger Documents”) on such date (the time the First Merger becomes effective being referred to herein as the “First Merger Effective Time”), (ii) the delivery, on such date, by Parent to TopCo of (x) a legal opinion from Walkers (Cayman) LLP (in a form reasonably acceptable to TopCo and the Company) regarding the completion of the steps required under the Cayman Islands Act to consummate the First Merger and (y) a certificate evidencing the registration of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands as soon as possible after the First Merger Effective Time (it being understood that delivery of such certificate shall not be a condition precedent to the First Merger Effective Time).

(ii) In accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Islands Act”) and the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Luxembourg Company Law”), (A) on the Approval Date, the sole shareholder of TopCo shall pass a shareholder resolution in front of a Luxembourg notary (the “First Merger Shareholder Resolution”) to approve, the First Merger (including the Plan of Merger and the Luxembourg Merger Documents) and the resulting increase in the capital of TopCo and, (B) at the First Merger Effective Time, Parent shall merge with and into TopCo. Following the First Merger Effective Time, the separate existence of Parent shall cease and TopCo shall continue as the surviving entity of the First Merger (the “First Surviving Company”) and shall succeed to and assume all the rights and obligations of Parent in accordance with the Cayman Islands Act and the Luxembourg Company Law.

(iii) The First Merger shall have the effects as provided in this Agreement, in the First Merger Documents and in the applicable provisions of the Cayman Islands Act and the Luxembourg Company Law. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of Parent shall vest in the First Surviving Company and all debts, liabilities and duties of Parent shall become the debts, liabilities, obligations and duties of the First Surviving Company.

(iv) At the First Merger Effective Time, the Governing Documents of TopCo as amended pursuant to the First Merger Documents shall be the Governing Documents of the First Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the First Merger Effective Time, the sole chairman (président) of TopCo immediately prior to the First Merger Effective Time shall remain the sole chairman (president) of the First Surviving Company, to hold office in accordance with the Governing Documents of First Surviving Company.

(vi) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each Parent Share (other than such shares cancelled pursuant to Section 2.1(b)(vii)) issued and outstanding as of immediately prior to the First Merger Effective Time shall be automatically cancelled and extinguished and exchanged for one ordinary share of First Surviving Company (the “First Merger Consideration”). From and after the First Merger Effective Time, all outstanding Parent Shares shall automatically cease to exist, and such Person that, immediately prior to the First Merger Effective Time, was registered as a holder of the Parent Shares in the register of members of Parent shall thereafter cease to be a member of Parent and shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(vii) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each Parent Share held immediately prior to the First Merger Effective Time by Parent as treasury shares shall be cancelled and surrendered (as applicable), and no consideration shall be paid with respect thereto.

(viii) If after the date hereof and prior to the First Merger Effective Time Parent pays a share dividend in, sub-divides, consolidates into a smaller number of shares, or issues by reclassification, any Parent Shares, then the First Merger Consideration will be appropriately adjusted to provide to the holders of the Parent Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the First Merger Consideration, subject to further adjustment in accordance with this provision.

(c) Redemption. On the Approval Date, TopCo will resolve to redeem and cancel the shares held by its initial sole shareholder and proceed with a reduction of its share capital for an amount equal to the nominal value of these redeemed shares, such Redemption becoming effective immediately after the First Merger Effective Time.

(d) Change in Legal Form of TopCo. On the Approval Date, TopCo shall resolve to (i) change its legal form from a simplified joint stock company (société par actions simplifiée) to a public limited liability company (société anonyme) and (ii) amend and restate its Governing Documents, substantially in the forms attached hereto as Exhibit D (the “Agreed TopCo Governing Documents”), such steps becoming effective on the Closing Date immediately after giving effect to the First Merger and the Redemption, and, the Agreed TopCo Governing Documents as so amended and restated, shall be the Governing Documents of TopCo until thereafter amended in accordance with the terms thereof and applicable Law.

(e) PIPE Financing. In accordance with the Luxembourg Company Law, after the Conversion and prior to the Second Merger Effective Time, (i) TopCo shall issue the relevant number of TopCo Ordinary Shares for the PIPE Financing and (ii) the Governing Documents of TopCo shall be amended accordingly to reflect the resulting capital increase, subject to the Aggregate PIPE Proceeds, the executed Subscription Agreements and all documentation and other information regarding the Investors which may be reasonably requested by TopCo in connection with any applicable “know your customer” and anti-money laundering rules and regulations having been received prior thereto; provided, that in no event shall the Aggregate PIPE Proceeds (or any portion thereof) be held in a bank account of TopCo until after the Conversion.

(f) Second Merger.

(i) At least one month prior to the Approval Date, the Company and TopCo shall cause draft terms of merger, in a form reasonably satisfactory to the Company and TopCo (with such modifications, amendments or supplements thereto as may be required to comply with the Luxembourg Company Law), along with all other documentation and declarations required under the Luxembourg Company Law in connection with the Second Merger and not waived by its shareholders, to be duly executed and properly filed with the RCS and published in the RESA to the extent required by the Luxembourg Company Law as well as made available at the registered offices of the Company and TopCo, in accordance with the relevant provisions of the Luxembourg Company Law (together, the “Second Merger Documents”). The Second Merger will be approved through the Second Merger Shareholder Resolution on the Approval Date but it shall become effective on the Closing Date immediately after giving effect to the First Merger, the Redemption, the Conversion and the PIPE Financing (the time the Second Merger becomes effective being referred to herein as the “Second Merger Effective Time”). The effectiveness of the First Merger, the Redemption, the Conversion, the PIPE Financing and the Second Merger shall be acknowledged in front of a Luxembourg notary on the Closing Date.

(ii) In accordance with the Luxembourg Company Law, on the Approval Date, the sole shareholder of TopCo shall pass a shareholder resolution in front of a Luxembourg notary (the “Second Merger Shareholder Resolution”) to approve, inter alia, the Second Merger and, at the Second Merger Effective Time, the Company shall merge with and into TopCo, subject to the First Merger, the Redemption, the Conversion, and the PIPE Financing issuance having become effective previously. Following the Second Merger Effective Time, the separate existence of the Company shall cease and TopCo shall continue as the surviving entity of the Second Merger (the “Second Merger Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the Luxembourg Company Law.

(iii) The Second Merger shall have the effects as provided in this Agreement, in the Second Merger Documents and in the applicable provisions of the Luxembourg Company Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company shall vest in the Second Merger Surviving Company and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Second Merger Surviving Company.

(iv) At the Second Merger Effective Time, the Governing Documents of TopCo shall be the Governing Documents of the Second Merger Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Second Merger Effective Time, (A) the directors of TopCo immediately following the Second Merger Effective Time shall be appointed in accordance with Section 6.15, each to hold office in accordance with the Governing Documents of the Second Merger Surviving Company and (B) the officers of TopCo immediately following the Second Merger Effective Time shall be the officers of the Company as of immediately prior to the Second Merger Effective Time or such other officers as determined by the TopCo Board as of immediately following the Second Merger Effective Time, each to hold office in accordance with the Governing Documents of the Second Merger Surviving Company until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, each issued and outstanding Company Share shall be automatically cancelled and extinguished and exchanged for a portion of the Exchange Consideration and the Earn Out Consideration in accordance with the Allocation Schedule and Section 2.2 (the “Exchange”).

Section 2.2 Allocation Schedule. The Company acknowledges and agrees that the Exchange Consideration and the Earn Out Consideration shall be allocated among the Company Shareholders pursuant to Section 3.2(a) of the Company Disclosure Schedule (the “Allocation Schedule”) as a consequence of the Second Merger and such allocation (i) is and will be in accordance with the Governing Documents of the Company, the Company Shareholders Agreement and applicable Laws, (ii) does and will set forth the portion of the Exchange Consideration and the Earn Out Consideration allocated to each Company Shareholder and the portion of the Base Exchange Value allocated to each other Person set forth thereon and (iii) is and will otherwise be accurate; provided, that if there is any (a) Pre-Closing Equity Financing or (b) permitted transfers by Company Shareholders pursuant Section 8.3 of the Framework Agreement, then the values specified in the Allocation Schedule will be adjusted equitably by agreement of the parties hereto to reflect the Pre-Closing Equity Financing or the permitted transfers, as applicable (it being understood and agreed, for the avoidance of doubt, that any such changes in connection with a Pre-Closing Equity Financing or permitted transfers shall be limited to changes to the allocation of the Exchange Consideration and the Earn Out Consideration among the Company Shareholders (or their permitted transferees) and not to the aggregate amount of such Exchange Consideration or Earn Out Consideration).

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and by electronic exchange of documents and signature pages as promptly as possible, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as Parent and the Company may agree in writing; provided that any notarial deed relating to TopCo or the Company as provided for under the provisions of Section 2.1 shall be published in the RESA prior to the Closing; provided, further, that notarial deeds relating to TopCo or the Company as provided for under the provisions of Section 2.1 will be signed in person in wet-ink (under proxy).

Section 2.4 Withholding. Parent, TopCo and any other withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Parent Warrants. As a result of the First Merger and without any action of any Party or any other Person (but without limiting the obligations of TopCo pursuant to the last sentence of this Section 2.5), each Parent Warrant that is outstanding immediately prior to the First Merger Effective Time shall automatically cease to represent a right to acquire Parent Class A Shares and shall automatically represent, immediately following the First Merger Effective Time, a right to acquire TopCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement; provided, that, each Converted Warrant: (a) shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of Parent Class A Shares subject to each such Parent Warrant immediately prior to the First Merger Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one TopCo Ordinary Share; and (c) shall expire on the five (5) year anniversary of the Closing Date. TopCo shall enter into a warrant assumption agreement (the “Warrant Assumption Agreement”) as of immediately prior the First Merger Effective Time, such assumption agreement to be substantially in the form attached hereto as Exhibit E.

Section 2.6 Earn Out.

(a) Subject to and conditioned upon the occurrence of the Closing, at the Second Merger Effective Time, TopCo shall issue the Earn Out Shares to the Company Shareholders in accordance with the Allocation Schedule and Section 2.2, which shall be unvested and shall be subject to the following transfer restrictions, vesting and buyback provisions:

(i) If, at any time during the five (5) years following the Closing (the “Vesting Period”), the TopCo Ordinary Share Price is at or above a VWAP of $15.00 per share for any ten (10) trading days within any twenty (20) trading day period, one-half (1/2) of the Earn Out Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions provided for in Section 2.6(b) and Section 2.6(c), respectively.

(ii) If, at any time during the Vesting Period, the TopCo Ordinary Share Price is at or above a VWAP of $20.00 per share for any ten (10) trading days within any twenty (20) trading day period, all remaining unvested Earn Out Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions provided for in Section 2.6(b) and Section 2.6(c), respectively.

(b) The Earn Out Shares that do not vest in accordance with Section 2.6(a)(i) and Section 2.6(a)(ii) during the Vesting Period are transferred back to TopCo in accordance with TopCo’s governing documents in view of their cancellation for a consideration equal to their nominal value, payable on such date, and shall be cancelled as soon as practicable by TopCo and without any encumbrance, third party right, further right, obligation or liability of any kind or nature on the part of TopCo or any of the Company Shareholders (the “Buyback”).

(c) Subject to the limitations contemplated herein, each Company Shareholder issued Earn Out Shares upon the Closing shall be entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares; provided that the Earn Out Shares shall not entitle the holder thereof to, without limiting Section 2.6(d), any consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such Person or be subject to execution, attachment or similar process without the consent of TopCo, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earn Out Shares shall be null and void; provided, that, notwithstanding the foregoing, transfers, assignments and sales by the holders of the Earn Out Shares are permitted (i) in the case of an holder who is individual, by gift to a member of such holder’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (ii) in the case of an holder who is individual, by virtue of laws of descent and distribution upon death of the individual; (iii) in the case of an holder who is individual, pursuant to a qualified domestic relations order; (iv) by virtue of the holder’s organizational documents upon the winding up and subsequent liquidation or dissolution of such holder; (v) to TopCo for a price not exceeding the nominal value of such Earn Out Shares; and (vi) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of TopCo shareholders having the right to exchange their TopCo Ordinary Shares for cash, securities or other property subsequent to the completion of the transactions contemplated by this Agreement; provided, however, that in the case of clauses (i) through (iv) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

(d) In the event that there is a Company Sale after the Closing and during the Vesting Period that will result in the holders of TopCo Ordinary Shares receiving a Company Sale Price equal to or in excess of the applicable price per share set forth set forth in Section 2.6(a)(i) and Section 2.6(a)(ii), then immediately prior to the consummation of the Company Sale any such vesting of Earn Out Shares set forth herein that has not previously occurred shall be deemed to have occurred and the holders of such Earn Out Shares shall be eligible to participate in such Company Sale.

(e) If, during the Vesting Period, the outstanding TopCo Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (other than, for the avoidance of doubt, a Company Sale), then the applicable price per share set forth set forth in this Section 2.6 will be equitably adjusted to reflect such change.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Parent, in each case, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Group Companies and the Company Shareholders Agreement have been made available to Parent, in each case, as amended and in effect as of the date hereof. The Governing Documents of the Group Companies and the Company Shareholders Agreement are in full force and effect, and no Group Company is in breach or violation of any provision set forth in their respective Governing Documents or in material breach of the Company Shareholders Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and, if applicable, in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof, and the Allocation Schedule sets forth, as of immediately prior to the Closing, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and (ii) the identity of the Persons that are the legal and beneficial owners thereof, (iii) with respect to any Company Warrants, the exercise price thereof and (iv) with respect to any Company Convertible Loans, the conversion price thereof. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than Liens under applicable Securities Laws or the Company Shareholders Agreement (which Liens under the Company Shareholders Agreement will no longer be effective as of the Closing upon the termination of the Company Shareholders Agreement pursuant to the Framework Agreement)). Except for the warrants and the convertible loans set forth on Section 3.2(a) of the Company Disclosure Schedule (respectively, the “Company Warrants” and the “Company Convertible Loans”) (as in effect as of the date hereof) (which shall be treated as provided in the Framework Agreement), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, except as set out in the Company Shareholders Agreement. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities apart from the Company Shareholders Agreement, the Company Warrants and the Company Convertible Loans.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities a Subsidiary of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of a Subsidiary of the Company.

(c) Except as set forth in Section 3.2(d) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture or has any obligation to make any capital contribution to, or invest in, any Person.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a list of all (i) Indebtedness of the Group Companies and Company as of the date hereof, including the principal amount of such Indebtedness, the outstanding balance as of November 30, 2021, the pro forma balance estimates as of the Closing based on the outstanding balance as of November 30, 2021 and the debtor and the creditor thereof and (ii) Company Expenses, as of the date hereof, including that the amounts thereof and the Persons such amounts are owed to.

Section 3.3 Authority. Each Group Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which each Group Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of such Group Company. This Agreement and each Ancillary Document to which each Group Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by such Group Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, (assuming that this Agreement and the Ancillary Documents to which such Group Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against such Group Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Parent a true and complete copy of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of income and cash flows of the Group Companies for the year then ended and (ii) the unaudited consolidated balance sheet (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of each fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo or Parent with the SEC (including for each fiscal quarter of the year ended December 31, 2020) if such Registration Statement / Proxy Statement was to be filed as of the date hereof (clauses (i) and (ii), together, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedule and, in the case of clause (i), will contain an unqualified report of the Company’s auditors when delivered following the date of this Agreement in accordance with Section 6.13. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (C) in the case of clause (i), has been audited in accordance with the standards of the PCAOB.

(b) The Post-Signing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 6.13, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and, (iii) will, if applicable, be audited in accordance with the standards of the PCAOB.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, since December 31, 2018, no Group Company has received any written or, to the Company’s knowledge, oral complaint, allegation, assertion or claim that there is (A) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (B) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (C) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any Group Company with respect to a Group Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which such Group Company is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, and the applicable requirements of the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq and Nasdaq First North to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on each of Nasdaq and Nasdaq First North, as applicable, (iv) filing of the First Merger Documents and the Second Merger Documents under the applicable law of the Cayman Islands or of Luxembourg, as applicable, or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by each Group Company of this Agreement nor the Ancillary Documents, as applicable, to which such Group Company is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of such Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Group Company Permits, (iii) violate, or constitute breach under, any Order or applicable Law to which any Group Company or any of it properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has, maintains, and updates, as needed, all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not be material to the Group Companies, taken as a whole. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party or otherwise bound (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date hereof that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company, in excess of $2,500,000, other than such obligations by and among any of the Group Companies;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of TopCo or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect TopCo, or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,500,000 annually or (B) $3,000,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or TopCo or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property;

(xi) any agreement for the employment or engagement of any individual service provider of any Group Company that (A) provides for annual base compensation in excess of $250,000, (B) provides for the payment or accelerated vesting of any form of compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) cannot be terminated by any Group Company without severance or similar separation payments or material penalty on notice of thirty (30) days or less;

(xii) any Contract for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the material assets or business of any other Person (other than acquisitions or dispositions of raw materials and inventory made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii) any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”);

(xiv) any settlement, coexistence, covenant not to sue, consent to use, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date hereof, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or TopCo or any of its Affiliates after the Closing);

(xv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $1,500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xvi) any Contract with any Material Supplier or Material Partner; and

(xvii) any Contract (A) under which Intellectual Property of a third party is licensed to a Group Company (other than non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business and Off-the-Shelf Software), (B) under which any Person has developed or has been engaged to develop any Intellectual Property for a Group Company (excluding agreements with employees and contractors entered into in the ordinary course of business on standard forms of agreement under which such employees and contractors assign rights in all developed material Intellectual Property to a Group Company) or under which any Group Company has developed or has been engaged to develop any material Intellectual Property for any Person, and (C) under which a Group Company has licensed Company Owned Intellectual Property to a third party (other than non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business).

(b) The Material Contracts are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. No Group Company has any present expectation or intention of not fully performing on a timely basis all material obligations required to be performed by such Group Company under any Material Contract, and, to the knowledge of the Company, no facts exist which would render such performance unlikely (including as a result of COVID-19 or COVID-19 Measures). None of the Group Companies or, to the knowledge of the Company, the other parties thereto are in material breach or default under any Material Contract and, to the knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any material term or condition of any Material Contract by any party thereto except as would not reasonably be expected to be material to the Group Companies taken as a whole. None of the Group Companies has given notice of its intent to terminate, modify, amend any material term or condition of, or otherwise materially alter the terms and conditions of, any Material Contract or has received any such notice from any other party thereto.

Section 3.8 Absence of Changes. During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Parent if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b)(i), (iv)(A), (v), or (xiv).

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Company Disclosure Schedules, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company (including all applicable COVID-19 Measures) and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a)(i) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) and separately identifies any material Employee Benefit Plan sponsored by an ERISA Affiliate of any Group Company in which the Company or a Group Company is a participating employer. No Employee Benefit Plan is sponsored or contributed to solely by any Group Company. With respect to each material Employee Benefit Plan, the Group Companies have provided Parent with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b) No Employee Benefit Plan is, and no Group Company has any Liability (including on account of an ERISA Affiliate) with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and no Group Company has any Liabilities to provide, any retiree, post-employment or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedules, ach Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualified status thereof. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any penalty or Tax under Section 4975, 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending or, to the Company’s knowledge, threatened, Proceedings or claims with respect to any Employee Benefit Plan (other than routine claims for benefits) and, to the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Proceedings or claims. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements, premiums and benefit payments that are due have been timely made or, if not yet due, properly accrued.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iv) limit or restrict the right of any Group Company to merge, amend or terminate any Employee Benefit Plan.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code, and no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. No amounts paid or payable by any Group Company are subject to any Tax or penalty imposed under Section 457A of the Code.

(h) The Group Companies have no obligation to reimburse, indemnify or make any “gross-up” or similar payment in respect of any taxes that may become payable, including under Section 4999 or 409A of the Code.

(i) Without limiting the foregoing: (i) each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity; (ii) no Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, jubilee, gratuity or similar plan or arrangement or has any material unfunded or underfunded Liabilities; (iii) all contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued; and (iv) at all relevant times, all material benefit payments under Foreign Benefit Plans have been adjusted regularly.

Section 3.12 Environmental Matters.

(a) The Group Companies are (and since December 31, 2018 have been) in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Permits required under Environmental Laws.

(b) None of the Group Companies have received any written notice, report or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, or a material Liability under, any Environmental Laws.

(c) There is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company pursuant to Environmental Laws.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances so as to give rise to any material Liabilities of any Group Company under any Environmental Laws.

(e) The Group Companies have made available to Parent copies of all environmental, health or safety assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date hereof. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date hereof, (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no material Proceedings, including litigations, interference, re-examination, reissue, opposition, nullity or cancellation proceedings pending, that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) The Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Company Patents, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer, development partner or commercialization partner the right to use any material Company Product or service on anything other than a non-exclusive basis. Each Group Company exclusively owns all right, title and interest in and to, or has a valid and enforceable right to use, all of the Intellectual Property Rights used in or held for use in the operation of its business as currently conducted in all material respects free and clear of all Liens other than Permitted Liens. The Company Owned Intellectual Property is, valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, all other Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Each Group Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property (each such person, a “Creator”) have signed a written agreement providing for the assignment of all Intellectual Property created by such Creator within the scope of such Creator’s duties to the Group Companies and prohibiting such Creator from using or disclosing the trade secrets and confidential information of all Group Companies. To the Company’s knowledge, no Creator is in violation of such agreement.

(e) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Since December 31, 2018, there is no material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole.

(k) No Group Company has accessed, used, modified, linked to, created derivative works from any Software in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property, or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14 Labor Matters.

(a) Since December 31, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages, salaries, or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any CBA nor any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. No employees of the Group Companies are represented by any labor union, works council, or other labor organization with respect to their employment with the Group Companies. Since December 31, 2018, there have been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company. With respect to the transactions contemplated by this Agreement, the Group Companies have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, CBA or other Contract.

(d) To the Company’s knowledge, no current employee of the Group Companies with annualized compensation at or above $250,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(e) The Group Companies are, and since December 31, 2018 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, and wages and hours.

(f) No director, officer, or other senior level employee of the Group Companies has (i) engaged in sexual harassment, gender discrimination, unwanted touching, or sexual activities or a physical or romantic relationship with any employee of the Group Companies, (ii) engaged in any violence, threats of violence, discrimination, retaliation or policy violation with any employee of the Group

Companies or (iii) entered into or been subject to any settlement agreement or out of court resolution relating to such matters. The Group Companies have promptly, thoroughly and impartially investigated all incidents and allegations of harassment (sexual or otherwise), violence, threats of violence, discrimination, retaliation or policy violation of which any of them is aware and have not entered into or been subject to any settlement agreement or out of court resolution relating to such matters. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.

(g) No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change, reduction in hours, reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to COVID-19.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date hereof. All such policies are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and true and complete copies of all such policies have been made available to Parent. As of the date hereof, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has timely paid all income and other material amounts of Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) No Group Company is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) All material deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies have been paid in full or finally settled.

(e) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(g) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business that is not primarily related to Taxes), or otherwise by operation of Law.

(k) No claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been fully resolved or withdrawn.

(l) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) No Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. No Group Company will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(n) Each Group Company is tax resident only in its jurisdiction of formation.

(o) The Company is not and has not been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p) No Group Company has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Election, the First Merger, the Conversion or the Second Merger from qualifying for the Intended U.S. Tax Treatment.

Section 3.17 Brokers. Except as set forth on Section 3.17 of the Company Disclosure Schedules none of Parent, TopCo or any Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other Person in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group Companies or, to the knowledge of the Company, any of their respective Affiliates.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including amendments, if applicable) have been made available to Parent. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Group Companies. There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by, any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies, except for assets disposed of in the ordinary course of business, free and clear of any and all Liens (other than Permitted Liens). The Group Companies own, have a valid leasehold interest in, or have a valid license to use, all of the properties, assets and rights, whether tangible or intangible, that are currently used in or are necessary for the conduct of their business as presently conducted in all material reports. Each material tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear), is suitable for the purposes for which it is presently used and all such material tangible and intangible assets are sufficient for the conduct of the business of the Group Companies as currently conducted and proposed to be conducted in all material reports.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “Related Parties”), other than (i) (A)

Contracts with respect to a Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies or (B) Contracts with respect to Equity Securities of any Group Company, in the case of each of the foregoing clauses (A) and (B), each of which has been provided to Parent prior to the date hereof, (ii) any Ancillary Document and (iii) Contracts entered into after the date hereof that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Related Party (A) owns any interest in any material asset used in the business of the Group Companies, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date hereof that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented adequate written policies relating to the Processing of Personal Data (“Privacy and Data Security Policies”) compliant with all Laws related to the Processing of Personal Data. Each Group Company is, and has been since December 31, 2018, in compliance with (i) all applicable Laws related to the Processing of Personal Data, (ii) Privacy and Data Security Policies, and (iii) contractual obligations of the Group Companies related to the Processing of Personal Data, in each case of (i)-(iii), in all material respects.

(b) There are no pending, nor have there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) (i) Since December 31, 2018, there has been no unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company and (ii) there have been no unauthorized intrusions, loss of data, or breaches of security into any Group Company IT Systems, except, in the case of clauses (i) and (ii), as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since December 31, 2018, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since December 31, 2018, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Parent Holders or at the time of the Parent Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Regulatory Compliance.

(a) Section 3.23(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all material Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Group Companies to conduct the business of the Group Companies. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company or a Company Product to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending, varying or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Public Health Laws insofar as they reasonably pertain to the Group Companies or Company Products.

(b) No Group Company has received any communications, written or oral, from FDA or any other Governmental Entity indicating that FDA or such other Governmental Entity has questions or concerns with respect to (i) the approvability of any pending biologics license applications or planned supplemental biologics license applications or marketing authorization applications in any jurisdiction; or (ii) the discharge of any post-marketing commitments to which any Group Company or any of its marketing partners has agreed or intends to agree in conjunction with any pending biologics license applications or marketing authorization applications in any jurisdiction.

(c) There is no act, omission, event or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to any material Proceeding against any Group Company or Company Product related to compliance with Public Health Laws. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Public Health Laws.

(d) All Company Products are developed, investigated, manufactured, prepared, packaged, tested, labeled and distributed in compliance in all material respects with the Public Health Laws or any comparable Law.

(e) To the knowledge of the Company, the clinical trials conducted by or on behalf of the Group Companies are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Laws of administered by FDA and any comparable Governmental Entity.

(f) To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial sponsored by any Group Company, is undergoing any inspection related to any Company Product or any clinical trial sponsored by any Group Company, or any other Governmental Entity investigation, other than identified pre-license inspections by FDA with respect to the pending biologics license application.

(g) Since December 31, 2018, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, manufacturing or distribution, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Company Product or (ii) a termination, seizure or suspension of researching, clinical investigation, manufacturing or distributing of any Company Product, in either case, except as would not have a Company Material Adverse Effect. As of the date of this Agreement, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or threatened against the Group Companies.

(h) Neither the Group Companies nor any of its directors, managers, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, (i) have been excluded, disqualified, or debarred from any federal healthcare program (including Medicare or Medicaid) or any other federal program or any other healthcare program or reimbursement regulation or agreement or equivalent foreign program and (ii) have received notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction. None of the Group Companies nor any of their officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law. No officer and, to the knowledge of the Company, no other employee or agent of any Group Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.

(i) No event has occurred or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Company Products or any of the Group Company’s services, nor is there any complaint, claim, litigation or other suit pending against any Group Company related to product liability for the Company Products or the Group Company’s services.

(j) The Group Companies have made available complete and accurate copies of representative documentation and information that provides information regarding the plans, status, and results of development, analysis, and other activities intended to support a biologics license application for the U.S. and any comparable applications for marketing authorization in other jurisdictions, summaries of regulatory interactions and communications, and the reasonably anticipated timeline for further development, submission, and regulatory review activities.

Section 3.24 Material Suppliers and Partners.

(a) Section 3.24(a) of the Company Disclosure Schedules sets forth a list of the Group Companies’ top 10 suppliers (each, a “Material Supplier”) as measured by the dollar amount of purchases therefrom, for (i) the twelve (12) months ended June 30, 2020 and (ii) the twelve (12) months ended June 30, 2021, showing the total purchases by the Group Companies from each such Material Supplier, during each such period. No Material Supplier has (a) terminated its relationship with any of the Group Companies, (b) materially reduced its business with any of the Group Companies or otherwise materially and adversely modified its relationship or terms with any of the Group Companies, (c) notified any of the Group Companies of its intention to take any such action and, to the knowledge of the Company, no such Material Supplier is contemplating such an action, (d) notified any of the Group Companies of any violations of such Materials Supplier’s user, usage or advertising policies (as applicable), or (e) to the knowledge of the Company prior to the execution and delivery of this Agreement, become insolvent or subject to bankruptcy proceedings.

(b) Section 3.24(b) of the Company Disclosure Schedules sets forth a list of the Group Companies’ top 10 customers, development partners or commercialization partners (each, a “Material Partner”) as measured by the dollar amount of payments therefrom to the Group Companies, for the for (i) the twelve (12) months ended June 30, 2020 and (ii) the twelve (12) months ended June 30, 2021, showing the total payments to the Group Companies from each such Material Partner, during each such period. No Material Partner has (a) terminated its relationship with any of the Group Companies, (b) materially reduced its business with any of the Group Companies or otherwise materially and adversely modified its relationship or terms with any of the Group Companies, (c) notified any of the Group Companies of its intention to take any such action and, to the knowledge of the Company, no such Material Partner is contemplating such an action, (d) notified any of the Group Companies of any violations of such Materials Partner’s user, usage or advertising policies (as applicable), or (e) to the knowledge of the Company prior to the execution and delivery of this Agreement, become insolvent or subject to bankruptcy proceedings.

Section 3.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Parent and (ii) it has been furnished with or given access to such documents and information about Parent and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4, Article 5 and in the Ancillary Documents to which it is a party and no other representations or warranties of TopCo, Parent or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4, Article 5 and in the Ancillary Documents to which it is a party, neither TopCo, Parent nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO PARENT OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PARENT IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3, ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PARENT IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, each of the Company and TopCo hereby represents and warrants to Parent, in each case, as of the date hereof and as of the Closing, as follows:

Section 4.1 Corporate Organization. TopCo is a limited liability company duly incorporated and validly existing under the Laws of Luxembourg.

Section 4.2 Authority. TopCo has the requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which TopCo is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of TopCo (except for the First Merger, the Redemption, the Conversion and the Second Merger, which nonetheless require shareholder consent). This Agreement has been and each Ancillary Document to which TopCo is or will be a party, will be, upon execution thereof, duly and validly executed and delivered by TopCo, and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company and Parent, a valid, legal and binding agreement of TopCo (assuming this Agreement has been and the Ancillary Documents to which TopCo is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against TopCo in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Capitalization of TopCo.

(a) On the Closing Date, (i) immediately prior to the First Merger Effective Time, the authorized share capital of TopCo (excluding the issued share capital) shall consist of 6,000,000,000 TopCo Ordinary Shares and the issued share capital of TopCo shall consist of the Initial Shares, (ii) immediately following the Closing, all of the issued and outstanding TopCo Ordinary Shares (A) shall be duly authorized, validly issued, fully paid and nonassessable, (B) shall have been issued in compliance with applicable Law and (C) shall not have been issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth in the first sentence of this Section 4.3(a), immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other shares of TopCo Ordinary Shares or other equity interests of TopCo issued or outstanding.

(c) Immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or the Equity Securities of any of the Group Company, or any other Contracts to which TopCo or any of its Subsidiaries is a party or by which TopCo or any of its Subsidiaries is bound obligating TopCo or any of its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo or any of its Subsidiaries, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo or any of its Subsidiaries and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares.

Section 4.4 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of TopCo with respect to TopCo’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, and the applicable requirements of the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of Nasdaq and Nasdaq First North to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq and Nasdaq First North, (iv) filing of the First Merger Documents and the Second Merger Documents under the applicable law of the Cayman Islands or of Luxembourg, as applicable, or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by TopCo of this Agreement nor the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the TopCo Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo is a party, (iii) violate, or constitute breach under, any Order or applicable Law to which TopCo or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 4.5 Business Activities. TopCo was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.6 Investment Company Act. TopCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

Section 4.7 Tax Matters. TopCo has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Election, the First Merger, the Conversion or the Second Merger from qualifying for the Intended U.S. Tax Treatment.

Section 4.8 Investigation; No Other Representations.

(a) TopCo, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Parent and (ii) it has been furnished with or given access to such documents and information about Parent and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, TopCo has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3, Article 5 and in the Ancillary Documents to which it is a party and no other representations or warranties of the Company, Parent or any other Person, either express or implied, and TopCo, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3, Article 5 and in the Ancillary Documents to which it is a party, neither the Company, Parent nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.9 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NEITHER TOPCO NOR ANY OTHER PERSON MAKES, AND TOPCO EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO THAT HAVE BEEN MADE AVAILABLE TO PARENT OR IN ANY

PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO BY THE MANAGEMENT OF TOPCO OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PARENT IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PARENT IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO PARENT

(a) Subject to Section 9.8, except as set forth on the Parent Disclosure Schedules, or (b) except as set forth in any Parent SEC Reports, Parent represents and warrants to the Company and TopCo, in each case, as of the date hereof and as of the Closing, as follows (provided that no representation or warranty by Parent shall apply to any statement or information in the Parent SEC Reports that relates to the topics referenced in the Statement (or any subsequent guidance, statements or interpretations issued by the SEC, the Staff or otherwise relating thereto), nor shall any correction, amendment or restatement of Parent’s Financial Statements due wholly or in part to the Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Parent):

Section 5.1 Organization and Qualification. Parent is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation.

Section 5.2 Authority. Parent has the requisite exempted company power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which Parent is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the applicable Parent Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which Parent is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Parent. This Agreement has been and each Ancillary Document to which Parent is or will be a party will be upon execution thereof, duly and validly executed and delivered by Parent and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of Parent (assuming this Agreement has been and the Ancillary Documents to which Parent is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Parent in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3 Consents and Requisite Government Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Parent with respect to Parent’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this with this Agreement, the Ancillary Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of Nasdaq and Nasdaq First North to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq and Nasdaq First North, as applicable, (iv) filing of the First Merger Documents under the Cayman Islands Act, (v) the applicable Parent Shareholder Approval or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Parent Material Adverse Effect.

(b) Neither the execution, delivery or performance by Parent of this Agreement nor the Ancillary Documents to which Parent is or will be a party nor the consummation by Parent of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of Parent’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Parent is a party or by which Parent or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which Parent or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of Parent, except in the case of clauses (ii) through (iv) above, as would not have a Parent Material Adverse Effect.

Section 5.4 Brokers. Except as set forth on Section 5.4 of the Parent Disclosure Schedules, none of Parent, TopCo or any Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other Person in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or, to the knowledge of Parent, any of its respective Affiliates.

Section 5.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Parent Holders or at the time of the Parent Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Capitalization of Parent.

(a) Section 5.6(a) of the Parent Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Parent Shares and the Parent Warrants as of the date hereof. All outstanding Equity Securities of Parent (except to the extent such concepts are not applicable under the applicable Law of Parent’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such

Equity Securities (i) were not issued in violation of the Governing Documents of Parent and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Parent or pursuant to any agreement filed by Parent with the SEC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or, (B) other than the Parent Warrants, options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Parent, and, except as expressly contemplated by this Agreement or the Ancillary Documents, there is no obligation of Parent, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Parent.

(b) As of the date hereof, Parent has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 5.7 SEC Filings. Parent has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Parent SEC Reports”). Each of the Parent SEC Reports, as of their respective dates of filing, or, if amended, as of the date of any such amendment or filing that superseded the initial filing, complied and each of the Additional Parent SEC Reports, as of their respective dates of filing, or, if amended, as of the date of any such amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Parent SEC Reports or the Additional Parent SEC Reports. As of their respective dates of filing, or as of the date of any amendment if applicable, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.

Section 5.8 Trust Account. As of the date hereof, Parent has an amount in cash in the Trust Account equal to at least $250,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated September 21, 2020, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the proceeds in the Trust Account, the Parent SEC Reports to be inaccurate in any material respect or, to Parent’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pre-Closing Parent Holders who shall have elected to redeem their Parent Class A Shares pursuant to the Governing Documents of Parent or (iii) if Parent fails to complete a Business Combination (as defined in the Trust Agreement) within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Parent (in limited amounts to permit Parent to pay the expenses of the Trust Account’s liquidation and dissolution) and then the Pre-Closing Parent Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There, as of the date hereof, are no claims or, to Parent’s knowledge, proceedings pending with respect to the Trust Account. Since September 21, 2020, Parent has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from Trust Account to (i) Pre-Closing Parent Holders who shall have elected to redeem their Parent Class A Shares pursuant to the Governing Documents of Parent, (ii) underwriters of Parent’s initial public offering for their deferred underwriting commissions and (iii) TopCo, each in accordance with the terms of and as set forth in the Trust Agreement, Parent shall have no further obligation (A) to Pre-Closing Parent Holders who shall have elected to redeem their Parent Class A Shares pursuant to the Governing Documents of Parent and (B) under either the Trust Agreement or the Governing Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.9 Transactions with Affiliates. Section 5.9 of the Parent Disclosure Schedules sets forth all Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either Parent or Sponsor, on the other hand (the Persons identified in this clause (b), “Parent Related Parties”), other than (i) Contracts with respect to a Parent Related Party’s employment with, or the provision of services to, Parent (including benefit plans, indemnification arrangements and other ordinary course compensation from) and (ii) Contracts entered into after the date hereof that are either permitted pursuant to Section 6.9 or entered into in accordance with Section 6.9. No Parent Related Party (A) owns any interest in any material asset used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, development partner, commercialization partner, lessor, lessee or competitor of Parent or (C) owes any material amount to, or is owed material any amount by, Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.9 are referred to herein as “Parent Related Party Transactions”.

Section 5.10 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Parent’s knowledge, threatened against or involving Parent that, if adversely decided or resolved, would be material to Parent. Neither Parent nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by Parent pending against any other Person.

Section 5.11 Compliance with Applicable Law. Parent is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a Parent Material Adverse Effect.

Section 5.12 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s Financial Statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent, in each case except as set forth in the Parent SEC Reports.

(b) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its incorporation, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Parent Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Parent, threatened against Parent by NYSE or the SEC with respect to any intention by such entity to deregister Parent Class A Shares or prohibit or terminate the listing of Parent Class A Shares on NYSE. Parent has not taken any action that is designed to terminate the registration of Parent Class A Shares under the Exchange Act.

(d) The Parent SEC Reports contain true and complete copies of the applicable Parent Financial Statements. The financial statements of Parent included in the Parent SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. The Company acknowledges that (i) the staff of the SEC (the “Staff”) issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) Parent continues to review the Statement and its implications, including on the financial statements and other information included in the Parent SEC Reports and (iii) any restatement, revision or other modification of the Parent SEC Reports in connection with such review of the Statement or any other required changes in the Parent SEC Reports, including as a result of any order, directive, guideline, comment or recommendation from the SEC that is applicable to Parent shall be deemed not material for purposes of this Agreement, including with respect to Section 5.7 and this Section 5.12.

(e) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s assets, in each case other than as set forth in the Parent SEC Reports. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of Parent in all material respects.

(f) Except as set forth in Section 5.12(f) of the Parent Disclosure Schedules, since its incorporation, Parent has not received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Parent, (ii) “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent, in each case other than as set forth in the Parent SEC Reports.

Section 5.13 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 5.13 of the Parent Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the Parent Financial Statements included in the Parent SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Parent SEC Reports in the ordinary course of business, (e) either permitted to be incurred pursuant to Section 6.9 or incurred in accordance with Section 6.9 or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent, Parent has no Liabilities.

Section 5.14 Tax Matters.

(a) Parent has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Parent has timely paid all income and other material amounts of Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Parent has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) Parent is not currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) All material deficiencies asserted as a result of any examination of any Tax Returns of Parent have been paid in full or finally settled.

(e) Parent has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(g) Parent is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h) There are no Liens for material Taxes on any assets of Parent other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and (ii) has not had any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business that is not primarily related to Taxes), or otherwise by operation of Law.

(k) No claims have ever been made by any Tax Authority in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction, which claims have not been fully resolved or withdrawn.

(l) Parent is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and Parent is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) Parent will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. Parent will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(n) Parent is tax resident only in its jurisdiction of formation.

(o) Parent has neither taken nor agreed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Election, the First Merger, the Conversion or the Second Merger from qualifying for the Intended U.S. Tax Treatment.

Section 5.15 Investigation; No Other Representations.

(a) Parent, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, Parent has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3, Article 4 or in the Ancillary Documents and no other representations or warranties of the Company, TopCo or any other Person, either express or implied, and Parent, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3, Article 4 or in the Ancillary Documents, neither the Company, TopCo nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 5.16 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR TOPCO OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS, NEITHER PARENT NOR ANY OTHER PERSON MAKES, AND PARENT EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PARENT THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR TOPCO OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PARENT BY THE MANAGEMENT OF PARENT OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR TOPCO IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE ARTICLE 5 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PARENT ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PARENT, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR TOPCO IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(a) of the Company Disclosure Schedules, or as consented to in writing by Parent (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets and properties of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules, as reasonably necessary to consummate any Pre-Closing Financing or as consented to in writing by Parent (such consent, other than in the case of Section 6.1(b)(i), (iv)(A), (ii)(A), (iii), (xvi), (xiv), or (xix), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or (B) as otherwise expressly contemplated by this Agreement;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders Agreement (other than to effect the transactions contemplated by this Agreement and the Ancillary Documents);

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any Group Company Intellectual Property), other than inventory or obsolete equipment in the ordinary course of business, or (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (including any Group Company Intellectual Property) (other than Permitted Liens);

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(vi) incur, create or assume any Indebtedness, other than (i) ordinary course trade payables and (ii) for borrowed money in an aggregate amount not to exceed $1,000,000;

(vii) (A) materially amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders under any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly-owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(ix) except as required under the terms of any Employee Benefit Plan that is set forth on the Section 3.11(a) of the Company Disclosure Schedules, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any material benefit or compensation plan, policy, program, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date hereof,

(B) grant any new compensation or benefits to, or increase the compensation or benefits payable to, any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies, (C) hire, engage, terminate (without cause), furlough, or temporarily lay off any employee, independent contractor or individual service provider of the Group Companies whose annual base compensation exceeds (or would exceed) $250,000, (D) take any action to accelerate the payments, vesting or funding of any payments or benefits under any Employee Benefit Plan, or (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies;

(x) (i) unless required by Law, negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xi) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;

(xii) (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes, (C) change any period for the calculation of income or other material Taxes (except as required by applicable Law), (D) adopt or change any material method of Tax accounting (except as required by applicable Law), (E) file any amended income or other material Tax Return or claim for a Tax refund, (F) surrender any right to claim a refund of a material amount of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any income or other material Tax, (H) request any Tax ruling from a competent authority or (I) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xiii) compromise, waive, release, assign, settle, or offer or propose to compromise, waive, release, assign or settle, any Proceeding or other claim, other than compromises, settlements or agreements that involve the payment of monetary damages by the Group Companies in excess of $500,000 individually or $1,000,000 in the aggregate, or that includes an admission of wrongdoing by, or imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on, any Group Company (or TopCo or any of its Affiliates after the Closing);

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xv) change any member of the Group Companies’ methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvii) make any political contributions to political candidates or political action committees;

(xviii) make or incur any capital expenditures that in aggregate exceed $1,500,000 in excess of the Company’s annual capital expenditure budget for periods following the date hereof made available to Parent;

(xix) enter into, renew, modify or revise any Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Related Party Transaction);

(xx) withdraw any biologics license application pending with FDA or any application for marketing authorization pending with any Governmental Entity, in each case, as of the date of this Agreement, or amend or seek to amend such biologics license application or marketing authorization in any way, or otherwise take action, that would be reasonably expected to prevent, delay or otherwise adversely affect FDA’s or such Governmental Entity’s review of, or action on, such biologics license application or marketing authorization;

(xxi) amend, modify, terminate or waive any rights or obligations under, the Framework Agreement; or

(xxii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

(c) Prior to the Closing, each Group Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 6.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, (iii) the Company taking all actions necessary or advisable to cause the agreements set forth on Section 6.2(a) of the Company Disclosure Schedules to be, subject to any conditions precedent expressly set forth thereon, terminated effective as of the Closing without any further obligations or liabilities to TopCo or any of its Affiliates (including the Group Companies or Parent) and (iv) the Company taking all actions necessary or advisable to timely and fully enforce all of the rights and obligations under the Framework Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable and shall complete all submissions required by any Governmental Entities (e.g., notice of change of ownership) to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each of the Parties shall pay 50% of the applicable filing fees due under the HSR Act. Parent shall promptly inform the Company of any communication between Parent, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Parent of any communication between the Company or TopCo, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will, and the Company shall cause its Subsidiaries to, promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other commercially reasonable actions necessary to cause the expiration or termination of the applicable waiting periods as soon as reasonably practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates, or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law from and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, each of the Company, TopCo and Parent shall, and the Company shall cause its Subsidiaries to: (i) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (ii) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion, either in person or by telephone, with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend; and (iv) furnish each other with copies of all material correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

(c) No Party shall take, and the Company shall not permit any of its Subsidiaries to take, any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transaction contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that (i) no Party (or any of its Affiliates or direct or indirect shareholders) shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) no Party (or any of its Affiliates or direct or indirect shareholders) shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate of any assets or categories of assets of such Party, its Subsidiaries, its Affiliates or direct or indirect shareholders or (B) the imposition of any limitation or regulation on the ability of either Party (or any of its Affiliates or direct or indirect shareholders) to freely conduct their business or own such assets.

(d) If requested by the Company after the date hereof and prior to the Closing Date, Parent agrees to, prior to the Closing Date, enter into subscription agreements in a form reasonably acceptable to Parent on terms and conditions substantially the same, in the aggregate, and no less favorable to Parent or TopCo as those contained in the Subscription Agreements, pursuant to which one or more direct or indirect shareholders of the Company may subscribe for TopCo Ordinary Shares (to be issued by TopCo after the Conversion, concurrently with the PIPE Financing, and prior to the Second Merger Effective Time) at a per share price equal to $10.00 (the “Additional PIPE Financing”); provided, that the subscription amount under such Subscription Agreements, shall not exceed, in the aggregate, the amount required in order to ensure that the condition to Closing set forth in Section 7.3(d) will be satisfied following the Parent Shareholder Redemption; provided, further, that the Company shall provide notice to Parent of the request to enter into such subscription agreements (including the aggregate amount of such requested subscription) within 24-hours of the Redemption Deadline.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 6.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. In furtherance of the foregoing, TopCo and the Company hereby agrees to be bound by the terms of the Confidentiality Agreement as the “Recipient” thereunder, as if, in the case of TopCo, TopCo was an original signatory thereto.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, upon reasonable advance written notice, provide, or cause to be provided, to Parent and its Representatives during normal business hours reasonable (i) access to the directors, officers, properties, books and records of the Group Companies and TopCo (in a manner so as to not interfere with the normal business operations of the Group Companies or TopCo) and (ii) updates of ongoing business developments including related to (A) material communication with FDA and Governmental Entities and (B) ongoing material Proceedings (including the status thereof). Notwithstanding the foregoing, none of the Group Companies or TopCo shall be required to disclose to Parent or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Group Companies or TopCo are subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding or ethical obligation of the Group Companies with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any of the Group Companies under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies or TopCo to, use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or TopCo, on the one hand, and Parent or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall, upon reasonable advance written notice, provide, or cause to be provided, to Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of Parent (in a manner so as to not interfere with the normal business operations of Parent). Notwithstanding the foregoing, Parent shall not be required to disclose to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Parent is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding or ethical obligation of Parent with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to Parent under the attorney-client privilege or the attorney work product doctrine

(provided that, in case of each of clauses (A) through (D), Parent shall use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if Parent, on the one hand, and any Group Company, TopCo or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Parent shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 6.4 Public Announcements.

(a) Subject to Section 6.4(b), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Parent or, after the Closing, TopCo; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company (prior to the Closing) or TopCo (after the Closing), if the disclosing party is Parent, or Parent (prior to the Closing) or Sponsor (after the Closing), if the disclosing party is the Company or TopCo, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 6.4 or otherwise in this Agreement, the Parties agree that Parent, the Sponsor and their respective Representatives (i) shall not identify, by name or other identifying characteristic, the Company Shareholders set forth on Section 6.4(a) of the Company Disclosure Schedule in any public statement, press release or other communication without the consent of such Company Shareholders (except for any such filing, announcement or other communication that is required by applicable Law, in which case the Parent, the Sponsor and their respective Representatives shall use reasonable best efforts to consult with such Company Shareholders, to review such announcement or communication and the opportunity to comment thereon and the Parent, the Sponsor and their respective Representatives shall consider such comments in good faith) and (ii) may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Parent prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable), prior to the Closing and on the Closing Date, the Parties shall issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the Closing, TopCo shall file a current report containing Form 10 information in accordance with Exchange Act rules (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws which Parent shall have the opportunity to review and comment upon prior to closing and TopCo shall consider such comments in good faith. In connection with the preparation of the Signing Press Release and the Signing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that (A) the First Merger, together with the Election, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) and (F) of the Code, (B) the Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (C) the Second Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 6.5(a) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) Parent, the Company and TopCo hereby adopt this Agreement (along with the other agreements and documents necessary to effectuate the First Merger, the Conversion, and the Second Merger) as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of the First Merger, the Conversion, and the Second Merger. The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the transactions described in Section 6.5(a) from qualifying for the Intended U.S. Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Parent and the Company shall deliver to Kirkland & Ellis and DLA Piper LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended U.S. Tax Treatment as it applies to the Election, the First Merger and the Conversion, and DLA Piper LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended U.S. Tax Treatment as it applies to the Second Merger.

(b) Gain Recognition Agreements. Upon the written request of a Company Shareholder or Pre-Closing Parent Holder (or any direct or indirect owner thereof) that owns five percent (5%) or more of TopCo immediately after the Closing (directly or constructively, as determined under applicable Treasury Regulations), TopCo shall use commercially reasonable best efforts to (i) furnish to such person such information as such person reasonably requests in connection with such persons preparation of any “gain recognition agreement” in accordance with the rules of Treasury Regulations Section 1.367(a)-8 and (ii) provide such person with the information reasonably requested by such person for purposes of determining whether there has been any “triggering event” (or potential “triggering event”) under the terms of such agreement, in each case at the sole cost and expense of such requesting person, and, as applicable, information reasonably requested by such person in connection with such triggering event to make a substitute gain recognition agreement.

(c) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to Pre-Closing Parent Holders information reasonably necessary to compute income of any such holder (or its direct or indirect owners) arising, if applicable, as a result of Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (i) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (ii) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period.

(d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Company, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

Section 6.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, TopCo and the Company shall not, and each of them shall cause their Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to (A) acquire, in one transaction or a series of transactions, all or a substantial portion of any of the assets of any Group Company or TopCo, at least 5% of the Equity Securities of any Group Company or TopCo or the businesses of any Group Company or TopCo (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (B) make an equity or similar investment in any Group Company or TopCo (clause (A) or (B), an “Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 6.6(a) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company or TopCo (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 6.6 or further an Acquisition Proposal. The Company and TopCo agree to (x) notify Parent promptly upon receipt of any Acquisition Proposal by TopCo or any Group Company, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), and (y) keep Parent fully informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to (A) acquire, in one transaction or a series of transactions, all or a material portion of any the assets of Parent, the Equity Securities of Parent or the businesses of Parent (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (B) make an equity or similar investment in Parent or their Affiliates (clause (A) or (B), an “Parent Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Parent Acquisition Proposal” for the purposes of this Section 6.6(b) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Parent Acquisition Proposal; (iii) enter into any Contract regarding a Parent Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 6.6 or further a Parent Acquisition Proposal. Parent agrees to (x) notify the Company promptly upon receipt of any Parent Acquisition Proposal by Parent, and to describe the terms and conditions of any such Parent Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Parent Acquisition Proposal), and (y) keep the Company fully informed on a current basis of any modifications to such offer or information.

Section 6.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (but in any event no more than fifteen (15) Business Days following the date of this Agreement), Parent, TopCo and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement that will be used for the Parent Shareholders Meeting to adopt and approve (as applicable) the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Parent’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Parent, TopCo and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or the Staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Parent, on the one hand, and the Company and TopCo, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.7 or for including in any other statement, filing, notice or application made by or on behalf of Parent or TopCo to the SEC, Nasdaq or Nasdaq First North in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of Parent, the Company, or, in the case of the Company or TopCo, Parent thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Parent, the Company, or, in the case of the Company or TopCo, Parent (such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Parent Holders. TopCo shall promptly advise Parent and the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each of Parent, TopCo and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.8 Parent Shareholder Approval. As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within thirty (30) Business Days of the effectiveness of the Registration Statement / Proxy Statement, Parent shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold an extraordinary general meeting (the “Parent Shareholders Meeting”) in accordance with the Governing Documents of Parent, for the purposes of obtaining the Parent Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Parent Shareholder Redemption. Parent shall, through its board of directors (the “Parent Board”), recommend to its shareholders (“Parent Board Recommendation”) the (i) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective Staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Parent, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; (iii) adoption and approval of the First Merger, along with Plan of Merger and the Cayman Plan of Merger and the transactions contemplated thereby (the “Merger Proposal”); and (iv) the adjournment of the Parent Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (iv) together, the “Transaction Proposals”); provided, that, Parent may postpone or adjourn the Parent Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval, (B) for the absence of a quorum, (C) if the condition to Closing set forth in Section 7.3(d) could not be satisfied as a result of the number of Parent Class A Shares that have been tendered for redemption pursuant to the Parent Shareholder Redemption or (D) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Parent has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Parent Holders prior to the Parent Shareholders Meeting; provided that in no event shall Parent adjourn the Parent Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date more than thirty (30) Business Days after the original date of the Parent Shareholders Meeting or, without the consent of the Company, to a date that is beyond the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, the Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”); provided, that, the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law; provided, further, that: (X) Parent shall have first delivered written notice to the Company of the Parent Board’s intention to make a Change in Recommendation at least five (5) Business Days prior to the taking of such action by Parent (or if not reasonably practicable in light of the date of the Parent Shareholders Meeting, such shorter period as is reasonably practicable), (Y) during such period and prior to making a Change in Recommendation, if requested by the Company, Parent and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the Parent Board to reaffirm the Parent Board Recommendation and not make such Change in Recommendation and (Z) if the Company requested and engaged in negotiations in accordance with clause (Y), the Parent Board may make a Change in Recommendation only if the Parent Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period (or such shorter period, as applicable), offered in writing to Parent and after consultation with its outside legal counsel, continues to determine that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law. Parent agrees that, unless this Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Shareholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation.

Section 6.9 Conduct of Business of Parent. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.9 of the Parent Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of Parent or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Parent or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Parent or any of its Affiliates, other than, for the avoidance of doubt, for the Parent Shareholder Redemption;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes, (C) change any period for the calculation of income or other material Taxes (except as required by applicable Law), (D) adopt or change any material method of Tax accounting (except as required by applicable Law), (E) file any amended income or other material Tax Return or claim for a Tax refund, (F) surrender any right to claim a refund of a material amount of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any income or other material Tax, (H) request any Tax ruling from a competent authority or (I) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(e) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of Parent (or change an annual accounting period);

(f) incur, create or assume any Indebtedness;

(g) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Parent or any of its Subsidiaries;

(h) issue any Equity Securities of Parent or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Parent or any of its wholly owned Subsidiaries;

(i) enter into, renew, modify or revise any Parent Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Parent Related Party Transaction), other than the entry into any Parent Related Party Transaction with respect to the incurrence of Indebtedness permitted by Section 6.9(f);

(j) engage in any activities or business, or incur any material Liabilities, other than any activities, businesses or Liabilities that are otherwise permitted under this Section 6.9 (including, for the avoidance of doubt, any activities or business contemplated by, or Liabilities incurred in connection with, this Agreement or any Ancillary Document) or consented to by the Company pursuant to this Section 6.9;

(k) merge or consolidate with any other Person (other than, for the avoidance of doubt, as contemplated hereby);

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(m) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(n) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.9.

Section 6.10 TopCo Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, TopCo shall approve and adopt an equity incentive plan, substantially in the form as the Company and Parent mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “TopCo Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective following the Closing Date, reserving for grant thereunder the number of TopCo Ordinary Shares set forth on Section 6.10 of the Company Disclosure Schedules.

Section 6.11 Nasdaq and Nasdaq First North Listings. The Company shall cause TopCo to, and TopCo shall, use its reasonable best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement and the TopCo Warrants to be approved for listing on Nasdaq (and Parent and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of Nasdaq or Nasdaq First North.

Section 6.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, Parent shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Parent pursuant to the Parent Shareholder Redemption, (B) pay the amounts due to the underwriters of Parent’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to TopCo in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.13 PCAOB Financials.

(a) As soon as reasonably practicable (and pursuant to the procedures set forth on Section 6.13 of the Company Disclosure Schedules), the Company shall deliver to TopCo and Parent (i) an unqualified report of the Company’s auditors with respect to the Financial Statements and (ii) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of each fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo or Parent with the SEC in connection with the transactions contemplated by this Agreement (including for each fiscal quarter of the year ended December 31, 2021) (collectively, the “Post-Signing Company Financial Statements”). All such Post-Signing Company Financial Statements, (A) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, if applicable, be audited in accordance with the standards of the PCAOB.

(b) The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, TopCo and Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo with the SEC in connection with the transactions contemplated by this Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law.

Section 6.14 Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Parent and the Company, as provided in a Parent’s Governing Documents or the Company’s Governing Documents, as applicable, or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) TopCo will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, TopCo shall advance expenses in connection with such indemnification as provided in Parent’s Governing Documents or the Company’s Governing Documents, as applicable, or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Parent Governing Documents or the Company’s Governing Documents, as applicable, shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of Parent or the Company (the “D&O Persons”) to be so indemnified, have their Liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of Parent or the Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 6.14 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) TopCo shall purchase, at or prior to the Closing, and maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Parent and the Company, as applicable, as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company or the Parent’s directors’ and officers’ liability insurance policies, as applicable, as of the date hereof; provided that the tail premium shall not exceed 350% of the aggregate annual premiums currently payable by Parent or Company, as applicable, with respect to such current policy of directors’ and officers’ liability insurance; provided, further, that if the annual premium exceeds such amount, then any such tail policy shall contain the maximum coverage available at a cost not exceeding such amount.

(d) If TopCo, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or such Group Company shall assume all of the obligations set forth in this Section 6.14.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.14 are intended to be third-party beneficiaries of this Section 6.14. This Section 6.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo and the Group Companies.

Section 6.15 Post-Closing Directors and Officers.

(a) TopCo shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Closing, the board of directors of TopCo (the “TopCo Board”) shall consist of nine (9) directors.

(b) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Sponsor shall propose for appointment one (1) individual as a director on the TopCo Board, to become effective immediately after the Second Merger Effective Time (the “Parent Designee”). Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by TopCo, the Company and the Sponsor, in no event shall the Parent Designee fail to qualify as an “independent director” (as defined in Nasdaq rule 5605(a)(2)) (whether as a result of the replacement of any Parent Designee as contemplated by this Section 6.15(b) or otherwise).

(c) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall propose for appointment eight (8) individuals to be directors on the TopCo Board (with Robert Wessman appointed as chairman), to become effective immediately after the Second Merger Effective Time (each, a “Company Designee”). Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by TopCo and the Sponsor, in no event shall there be less than two (2) Company Designees that qualify as “independent directors” (as defined in Nasdaq rule 5605(a)(2)) (whether as a result of the replacement of any Company Designee as contemplated by this Section 6.15(c) or otherwise).

Section 6.16 Conduct of Business of TopCo. Except as set forth in Section 6.16 of the Company Disclosure Schedules, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, TopCo shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are expressly contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (d) those that are consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.17 Termination and Amendment of Agreements. Except as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the Closing, the Company shall take all actions necessary to terminate the Related Party Transactions and the Company Shareholders Agreement other than the Contracts set forth on Section 6.17(i) of the Company Disclosure Schedules, at or prior to the Second Merger Effective Time in a manner such that the Company does not have any Liability or obligation following the Second Merger Effective Time pursuant to such agreements. Prior to the Closing, the Company shall take all actions necessary to amend the Contracts set forth on Section 6.17(ii) of the Company Disclosure Schedules, at or prior to the Second Merger Effective Time in a manner such that such Contracts reflect the terms set forth on Exhibit F attached hereto and such other terms as reasonably agreed by Parent and the Company.

Section 6.18 Employee Benefit Plan Matters.

(a) Except as set forth in the Transition Services Agreement, prior to the Closing Date and contingent on Closing, the Company and its Subsidiaries shall, and TopCo shall cause the Company and its Subsidiaries to, adopt written resolutions necessary and appropriate to withdraw from participating in an Employee Benefit Plan sponsored by an Affiliate (including an ERISA Affiliate other than a Group Company), effective as of (i) the Closing Date or (ii) such later date that coverage under any such Employee Benefit Plan pursuant to the Transition Services Agreement ends.

(b) Prior to the Closing Date, TopCo and the Group Companies shall, or shall cause the sponsor of the plan in which employees of the Group Companies participate that contains a “401(k)” feature (the “401(k) Plan”), to (i) fully vest, effective as of the Closing Date, all amounts credited to the account of each employee of the Group Companies under the 401(k) Plan and (ii) make all employee and employer contributions to the 401(k) Plan that would have been made on behalf of all employees of the Group Companies had the transactions contemplated by this Agreement not occurred, regardless of any service or end-of-year employment requirements, but only with respect to compensation paid to such employees prior to the Closing Date.

(c) Prior to the Closing Date, the Company shall, and TopCo shall cause the Company or one of its Subsidiaries to, adopt written resolutions necessary and appropriate to establish a separate 401(k) plan (the “Company 401(k) Plan”) to be effective as of the Closing Date, which such Company 401(k) Plan shall (i) be sponsored by a Group Company and established to cover employees of the Group Companies employed in the United States, and (ii) be substantially similar to the terms and conditions of the 401(k) Plan in all material respects. TopCo shall cause the sponsor of the 401(k) Plan to spinoff and transfer the accounts of employees of the Group Companies from the 401(k) Plan to the Company 401(k) Plan on the Closing Date or as soon as administratively practical thereafter, and the Company shall cause such Company 401(k) Plan to accept such transfer as of such date.

(d) Prior to the Closing Date, the Company shall establish, or shall cause one of its Subsidiaries to establish, group health and welfare benefit plans and a section 125 cafeteria plan (collectively, the “Company H&W Plans”) to be effective as of the Closing Date, which Company H&W Plans shall (i) be sponsored by a Group Company and established to cover US employees of the Group Companies employed in the United States, and (ii) be substantially similar to the terms and conditions of the Employee Benefit Plans in which such employees are eligible to participate as of immediately prior to the Closing. For purposes of satisfying annual deductible, coinsurance and out-of-pocket maximums, participants in the Company H&W Plans shall be credited with any expenses credited towards analogous deductible, coinsurance, or out-of-pocket requirements under Employee Benefit Plans in which Group Companies participate during the calendar year in which the Closing Date occurs. If the Company H&W Plans are not effective as of the Closing Date, TopCo shall, or shall cause the sponsor of the health and welfare plans in which employees of the Group Companies participate to enter into, effective as of the Closing Date, a transition services agreement, on terms reasonably acceptable to Parent (“Transition Services Agreement”) that provides or causes to be provided, to employees of the Group Companies, health and welfare benefits under the Employee Benefit Plans in which such employees were eligible to participate immediately prior to the Closing until the earlier of (A) such time as such benefits are effective under the Company H&W Plans and (B) the expiration date of the applicable service pursuant to the Transition Services Agreement. TopCo shall, or shall cause the sponsor of the health and welfare plans in which employees of the Group Companies participate to cooperate in good faith with Parent and the Group Companies to assist with establishing such Company H&W Plans as soon as reasonably possible prior to and, if necessary, following the Closing, including providing such information and such assistance as Parent or the Group Companies may reasonably request in connection with the foregoing.

(e) For the avoidance of doubt, Parent and the Group Companies shall not assume or have, and TopCo and its Affiliates (other than the Group Companies) shall retain and be solely responsible for, any liability or obligation with respect to or at any time arising under or in connection with any Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained or participated in by TopCo or any of its Affiliates. Without limiting the generality of the foregoing: (i) TopCo and its Affiliates (other than the Group Companies) shall be solely responsible for any obligations to provide COBRA continuation coverage arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9, and (ii) the applicable Employee Benefit Plans shall retain liability for all claims incurred by current and former employees, directors, officers and any other service providers of the Group Companies and any dependents and beneficiaries thereof on or prior to the Closing Date (or, if later, the end date of health and welfare benefit coverage pursuant to the Transition Services Agreement), regardless of when such claims are reported.

(f) Prior to the Closing, the Company will use commercially reasonable efforts to obtain an agreement, in form and substance reasonably acceptable to Parent, from certain participants of the Company’s Long Term Incentive Program (the “Incentive Plan”) to be mutually determined by Parent and the Company waiving all or a portion of the claims, current and future rights such participant has to any entitlements or proceeds under the Incentive Plan and their award agreement(s) thereunder (with the scope of such waiver to be reasonably acceptable to Parent) in exchange for the receipt of an award under the TopCo Incentive Equity Plan. a cash payment or any combination of the foregoing (in each case, reasonably acceptable to Parent). The Company shall consult with Parent regarding, and keep Parent reasonably informed of, the progress of obtaining such agreements.

(g) Nothing in this Section 6.18 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee of the Group Companies or any right of employment, engagement or service or continued employment, engagement or service or any particular term or condition of employment, engagement or service for any Person, (ii) be considered or deemed to establish, amend, or modify any Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or contract, (iii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Group Companies) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.

Section 6.19 Audit. At or prior to the Approval Date, TopCo shall make its best efforts to ensure that Luxembourg independent auditors (réviseurs d’entreprises agréé) have issued appropriate reports on (i) the exchange ratio applicable to the First Merger between TopCo and Parent prepared in accordance with article 1021-6 of the Luxembourg Company Law and (ii) the Second Merger between TopCo and Company consisting in a report on the contributions in kind relating to TopCo’s shares issuance to the Company Shareholders further to the Second Merger prepared in accordance with articles 1021-6(3) and 420-10 of the Luxembourg Company Law.

Section 6.20 Employment Agreements. Prior to the Closing, the Company shall use reasonable best efforts to enter into employment agreements, on terms reasonably acceptable Parent, effective as of the Closing with each of the individuals listed on Section 6.20 of the Company Disclosure Schedules.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF

THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Required Parent Shareholder Approval shall have been obtained;

(e) TopCo’s initial listing application with each of Nasdaq and Nasdaq First North in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of each of Nasdaq and Nasdaq First North and TopCo shall not have received any notice of non-compliance therewith, and the TopCo Ordinary Shares shall have been approved for listing on Nasdaq and Nasdaq First North and the TopCo Warrants shall have been approved for listing on Nasdaq;

(f) Luxembourg independent statutory auditors (réviseurs d’entreprises agréé) of TopCo shall have issued at or before the Approval Date appropriate reports on (i) the exchange ratio applicable to the First Merger between TopCo and Parent prepared in accordance with article 1021-6 of the Luxembourg Company Law and (ii) the Second Merger between TopCo and Company consisting in a report on the contributions in kind relating to TopCo’s shares issuance to the Company Shareholders further to the Second Merger prepared in accordance with articles 1021-6(3) and 420-10 of the Luxembourg Company Law; and

(g) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately before the Closing.

Section 7.2 Other Conditions to the Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 and TopCo in Article 4 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company and TopCo shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company and TopCo under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d) the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting or management board of TopCo and TopCo’s Governing Documents;

(e) the Required Company Shareholders’ Consent has not been revoked, modified, amended, waived or terminated; and

(f) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to Parent the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to Parent;

(ii) the Investor Rights Agreement duly executed by TopCo and the IRA Company Shareholders; and

(iii) the Warrant Assumption Agreement duly executed by TopCo.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Parent Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein) in all respects as the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Parent Material Adverse Effect;

(b) Parent shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Parent Material Adverse Effect has occurred;

(d) the Aggregate TopCo Transaction Proceeds shall be equal to or greater than $300,000,000; and

(e) at or prior to the Closing, Parent shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) the Investor Rights Agreement duly executed by the Sponsor.

Section 7.4 Frustration of Closing Conditions. None of the Company nor TopCo may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused of the Company or TopCo’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement. Parent may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by Parent’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if any of the representations or warranties set forth in Article 3 or 4 shall not be true and correct or if the Company or TopCo has failed to perform any covenant or agreement on the part of the Company or TopCo set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company, and (ii) the Termination Date; provided, however, that Parent is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by Parent, if there has been any action (but not, solely, inaction) or communication by or from the FDA or any comparable Governmental Entity with respect to the Group Companies or their respective products or businesses (including their respective contract manufacturing organizations or contract testing laboratories) that would reasonably be expected to prevent achievement in all material respects by the Group Companies of the 2025 estimated revenue set out in the Financial Guidance Summary included in the presentation provided to investors on September 27, 2021 in connection with the PIPE Financing; provided, that Parent, prior to exercising its right to terminate this Agreement pursuant to this Section 8.1(c), shall have provided the Company 30-days’ prior written notice of its intent to exercise its right to terminate this Agreement pursuant to this Section 8.1(c) and shall have engaged in good faith discussions with the Company regarding the Company’s potential ability to cure the foregoing during such 30-day period;

(d) by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent and (ii) the Termination Date; provided, however, that the Company or TopCo is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(e) by either Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 7, 2022 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Parent if Parent’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if the Company’s or TopCo’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(f) by either Parent or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; or

(g) by either Parent or the Company if the Parent Shareholders Meeting has been held (including any adjournment thereof) has concluded, Parent’s shareholders have duly voted and the Required Parent Shareholder Approval was not obtained.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 6.3, this Section 8.2, Article 1 and Article 9 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for a willful or material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival.

(a) None of the representations, warranties or pre-Closing covenants in this Agreement (or in any Ancillary Document or other document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing. The Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring a Proceeding based upon, or arising out of, a breach of any such representations, warranties or any covenants the performance of which is in the period prior to Closing, except in the case of fraud by any Party.

(b) The covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

Section 9.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Parent (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company (prior to the Closing) or TopCo (after the Closing), on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Parent on the one hand, and the Company, on the other hand, prior to the Closing and (b) TopCo, on the one hand, and the Sponsor, on the other hand, after the Closing; provided, however, that none of the provisions that survive the Second Merger Effective Time shall be amended or modified without the prior written consent of the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to Parent, to:

c/o Oaktree Acquisition Corp. II

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention:        Patrick McCaney

  Alexander Taubman

  Zaid Pardesi

E-mail:            pmccaney@oaktreecapital.com

  ataubman@oaktreecapital.com

  zpardesi@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:        Matthew S. Arenson, P.C.

  Peter Seligson

  Michele Cumpston

E-mail:            matthew.arenson@kirkland.com

  peter.seligson@kirkland.com

  michele.cumpston@kirkland.com

(b) If to the Company or, after the Closing, TopCo to:

Alvotech Holdings S.A.

9, rue de Bitbourg

L-1273 Luxembourg

Grand Duchy of Luxembourg

Attention:        Robert Wessman

  Danny Major

E-mail:            robert.wessman@alvogen.com

  danny.major@alvotech.com

with a copy (which shall not constitute notice) to:

Cooley (UK) LLP

22 Bishopsgate

London EC2N 4BQ, UK

Attention:        Michal Berkner

E-mail:            mberkner@cooley.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act and the Luxembourg Company Law shall apply to the First Merger and the Luxembourg Company Law only shall apply to the Second Merger, the Conversion and the PIPE Financing shares issuance).

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Parent shall pay, or cause to be paid, all Unpaid Parent Expenses and (b) if the Closing occurs, then TopCo shall (i) pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Parent Expenses and (ii) reimburse Sponsor for any Parent Expenses paid by Sponsor on or prior to the Closing. For the avoidance of doubt, the Company shall not be reimburse Sponsor for any fees or expenses that Sponsor has incurred that are not Parent Expenses.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Parent, any documents or other materials posted to the electronic data room located <https://services.intralinks.com/> under the project name “Alvotech Data Room” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date hereof; (l) all references to any Law will be to such

Law as amended, supplemented or otherwise modified from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Parent Disclosure Schedules corresponding to any Section or subsection of Article 3 or Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Parent Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article 3 or Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Parent Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Articles 3, 4 or 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.16, Section 6.17, the last sentence of this Section 9.9 and Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 6.4, Section 6.15 and this Section 9.9.

Section 9.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

Section 9.12 Knowledge of Company; Knowledge of Parent. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Parent’s knowledge” and “to the knowledge of Parent” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the Parent Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the Parent Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Parent (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 9.14 Extension; Waiver. The Company may (on behalf of itself or TopCo) (a) extend the time for the performance of any of the obligations or other acts of Parent set forth herein, (b) waive any inaccuracies in the representations and warranties of Parent set forth herein or (c) waive compliance by Parent with any of the agreements or conditions set forth herein. Parent may prior to the First Merger Effective Time (i) extend the time for the performance of any of the obligations or other acts of the Company and TopCo set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company and TopCo set forth herein or (iii) waive compliance by the Company or TopCo with any of the agreements or conditions set forth herein. Any agreement on the part of Parent to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of Parent and any agreement on the part of the Company and TopCo to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Company. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16 Arbitration. Each of the Parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each, a “Related Proceeding”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York or the Delaware Court of Chancery and (b) neutral and independent of each Party. The Parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this Section 9.16, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 9.16 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

Section 9.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18 Trust Account Waiver. Reference is made to the final prospectus of Parent, filed with the SEC on September 18, 2020 (the “Prospectus”). The Company and TopCo each acknowledges and agrees and understand that Parent has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including overallotment shares acquired by Parent’s underwriters, the “Public Shareholders”), and Parent may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and TopCo each hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, TopCo or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company, TopCo or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company and TopCo on its own behalf and on behalf of its Representatives hereby irrevocably waives any Trust Account Released Claims that the Company, TopCo or any of their respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates).

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ALVOTECH LUX HOLDINGS S.A.S.

By:	/s/ Tanya Zharov
Name: Tanya Zharov
Title: Chairman and Director

ALVOTECH HOLDINGS S.A.,

By:	/s/ Robert Wessman
Name: Robert Wessman
Title: Chairman of the Board of Directors

OAKTREE ACQUISITION CORP. II

By:	/s/ Zaid Pardesi
Name: Zaid Pardesi
Title: Chief Financial Officer and Head of M&A

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Investor Rights Agreement

(see attached.)

FORM OF INVESTOR RIGHTS AND LOCK-UP AGREEMENT

THIS INVESTOR RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is entered into as of [•], 2022, by and among Alvotech Lux Holdings S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) (the “RCS”) under number B258884 (“TopCo”) and the IRA Company Shareholders (as defined in the Business Combination Agreement) listed as Investors on Schedule I hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“OACB”), TopCo and Alvotech Holdings SA, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B229193 (the “Company”) have entered into that certain Business Combination Agreement, dated as of December [•], 2021 (as amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things: (i) each Company Shareholder (as defined in the Business Combination Agreement) of the Company will exchange his, her or its shares of the Company for TopCo Ordinary Shares on the terms and subject to the conditions therein (ii) OACB will merge with and into TopCo (the “First Merger”), with TopCo surviving, and (iii) the Company will merge with and into TopCo, with TopCo surviving (the “Second Merger”);

WHEREAS, OACB and Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (“Sponsor”) is party to that certain Registration and Shareholder Rights Agreement, dated September 21, 2020 (the “Prior Agreement”);

WHEREAS, Sponsor currently holds (i) Class B ordinary shares, par value $0.0001 per share, of OACB issued by OACB prior to the consummation of OACB’s initial public offering (collectively, the “Founder Shares”) and (ii) warrants to purchase Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of OACB issued by OACB simultaneously with the consummation of OACB’s initial public offering (the “Sponsor’s Warrants”);

WHEREAS, the Founder Shares will automatically convert into Class A Ordinary Shares at the time of the initial Business Combination (as defined in the Prior Agreement) on a one-for-one basis, subject to adjustment, on the terms and conditions provided in OACB’s amended and restated memorandum and articles of association, as the same may be amended from time, and will be exchanged for ordinary shares, par value $0.01 per share, in TopCo (“TopCo Ordinary Shares”) in connection with the First Merger;

WHEREAS, the Sponsor’s Warrants will become exercisable for TopCo Ordinary Shares in connection with the First Merger;

1

WHEREAS, certain Investors (“Company Investors”) hold ownership interests in the Company (the “Company Shares”), which will be exchanged for TopCo Ordinary Shares in connection with the Second Merger on or about the date hereof; and

WHEREAS, the Sponsor and OACB desire to terminate the Prior Agreement to provide for the terms and conditions included herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 8.2.

“Agreement” is defined in the preamble to this Agreement.

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Singapore, London or the Grand Duchy of Luxembourg are authorized or required by law to close.

“Closing Date” is defined in the Business Combination Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Company Investors” is defined in the preamble to this Agreement.

“Company Shares” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-1” means a Registration Statement on Form F-1.

“Form F-3” means a Registration Statement on Form F-3 or any similar short-form registration that may be available at such time.

2

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Founder Shares” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Institutional Accredited Investor” means an institutional “accredited” investor as defined in Rule 501(a) of Regulation D under the Securities Act.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-up Period” is defined in Section 6.1.

“Maximum Number of Shares” is defined in Section 2.2.4.

“New Registration Statement” is defined in Section 2.1.5.

“New Securities” means all TopCo Ordinary Shares issued in connection with any of the First Merger (as defined in the Business Combination Agreement) or the Exchange (as defined in the Business Combination Agreement).

“Notices” is defined in Section 8.3.

“Permitted Transferee” means (i) the members of an Investor’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (ii) any trust for the direct or indirect benefit of an Investor or the immediate family of an Investor; (iii) if an Investor is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (iv) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in an Investor; (v) any affiliate of an Investor or the immediate family of such affiliate; or (vi) any affiliate of an immediate family of the Investor.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Pledge” is defined in Section 6.5.

“Prior Agreement” is defined in the preamble to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

3

“QIB” means “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Registrable Securities” means (i) New Securities, (ii) Sponsor’s Warrants, including any TopCo Ordinary Shares issued upon exercise thereof, and (iii) all TopCo Ordinary Shares issued to any Investor with respect to such securities referenced in clauses (i) or (ii) by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by TopCo and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Statement” means a registration statement filed by TopCo or its successor with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4, Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“SEC Guidance” is defined in Section 2.1.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Short Sell” means to offer, sell, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any securities of TopCo or any instrument exchangeable for or convertible into any securities of TopCo.

“Sponsor’s Warrants” is defined in the preamble to this Agreement.

“TopCo” is defined in the preamble to this Agreement.

“TopCo Ordinary Shares” is defined in the preamble to this Agreement.

4

“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, grant any option to purchase or otherwise dispose of or agree to dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any TopCo Ordinary Shares (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any TopCo Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii), other than a Registration Statement filed pursuant to this Agreement. Notwithstanding the foregoing, a Transfer shall not be deemed to include any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration or any other shelf registration effective at the time of the intended offering, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement or a subsequent or other registration statement, including a New Registration Statement, as amended or supplemented, that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.

“Unregistered Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“VWAP” means the volume weighted average price of TopCo’s Ordinary Shares as defined by the industry standard.

5

2. REGISTRATION RIGHTS.

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities. Provided compliance by the Investors with Section 3.5, TopCo shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the Closing Date, a Registration Statement on Form F-3 or S-3, as applicable, or its successor form, or, if the Company is ineligible to use Form F-3 or S-3, a Registration Statement on Form F-1 or S-1, as applicable, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities then held by such Investors that are not then covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). TopCo shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies TopCo that it will “review” the Registration Statement) and (ii) ten (10) Business Days after TopCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that TopCo files a Form F-1 or S-1 pursuant to this Section 2.1, TopCo shall use its commercially reasonable efforts to convert the Form F-1 or S-1 to a Form F-3 or S-3 as soon as practicable after TopCo is eligible to use Form F-3 or S-3.

2.1.2 If the Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, TopCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Resale Shelf Registration Statement, and pursuant to any method or combination of methods legally available to, and requested by, any Investor. If a Subsequent Shelf Registration is filed, TopCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form F-3 or S-3 to the extent that TopCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Investor holds Registrable Securities that are not registered for resale on a delayed or continuous basis, TopCo, upon written request of an Investor shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at TopCo’s option, a Resale Shelf Registration Statement (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

6

2.1.3 Notification and Distribution of Materials. TopCo shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and in any event within one (1) Business Day after the Shelf becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.4 Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, TopCo shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

2.1.5 Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs TopCo that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, TopCo agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-1 or S-1, Form F-3 or S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, TopCo shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including, without limitation, relevant Compliance and Disclosure Interpretations. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that TopCo used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event TopCo amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, TopCo will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to TopCo or to registrants of securities in general, one or more registration statements on Form F-1 or S-1, Form F-3 or S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

7

2.1.6 Notice of Certain Events. TopCo shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement or a subsequent or other registration statement, including a New Registration Statement, required to be prepared and filed hereunder (or prospectus relating thereto). TopCo shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or a subsequent or other registration statement, including a New Registration Statement, or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement or a subsequent or other registration statement, including a New Registration Statement, and the effectiveness of any post-effective amendment.

2.1.7 Underwritten Takedown. If TopCo shall receive a request from one or more Investors holding Registrable Securities with an estimated market value of at least $20,000,000 that TopCo effect an Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then TopCo shall promptly give notice of such requested Underwritten Takedown at least five (5) Business Days prior to the anticipated filing date of the prospectus or prospectus supplement relating to such Underwritten Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i) subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the requesting holder has requested such offering under this Section 2.1.7, and

(ii) subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities have requested TopCo to offer by request received by TopCo within two (2) Business Days after such holders receive TopCo’s notice of the Underwritten Takedown Notice.

(a) Promptly after the expiration of the two-Business Day-period referred to in Section 2.1.7(ii), TopCo will notify all selling holders of the identities of the other selling holders and the number of shares of Registrable Securities requested to be included therein.

(b) TopCo shall only be required to effectuate: (i) one (1) Underwritten Takedown by each of (A) Sponsor, and (B) the Company Investors or their Permitted Transferees, collectively within any six-month period; and (ii) no more than three (3) Underwritten Takedowns by each of the Sponsor and the Company Investors in respect of all Registrable Securities held by Sponsor and Company Investors in a 24-month period after giving effect to Section 2.2.1(d).

2.1.8 Unregistered Block Trade. If TopCo shall receive a request from the holders of Registrable Securities with an estimated market value of at least $10,000,000 that TopCo effect the sale of all or any portion of the Registrable Securities in an Unregistered Block Trade, then TopCo shall, as expeditiously as possible, facilitate the offering in such Unregistered Block Trade of the Registrable Securities for which such requesting holder has requested such offering under Section 2.1.7, without giving effect to any required notice periods or delivery notices to any other holders.

8

2.1.9 Selection of Underwriters. Selling holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to TopCo. In connection with an Underwritten Takedown, TopCo shall enter into customary agreements (including an underwriting agreement and lock-up agreements in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including making management available for “road shows” and diligence, updating diligence materials, and, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.10 Underwritten Takedowns effected pursuant to this Section 2.1 shall be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.11 Withdrawal. A Selling holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Takedown pursuant to this Section 2.1.11 for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Takedown prior to the public announcement of such Underwritten Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an Underwritten Takedown prior to a withdrawal under this Section 2.1.11, to the extent provided for in Section 3.4. If all Registrable Securities are withdrawn from an Underwritten Takedown pursuant to this Section 2.1.11, such withdrawn Underwritten Takedown shall not be counted as an Underwritten Takedown effected pursuant to Section 2.1.7(b).

2.2 Demand Registration.

2.2.1 Request for Registration. At any time and from time to time after the expiration of the lock-up period provided for in this Agreement to which an Investor’s shares are subject, provided compliance by the Investors with Section 3.5, and provided further there is not an effective Resale Shelf Registration Statement available for the resale of the Registrable Securities pursuant to Section 2.1, (i) Sponsor or (ii) Company Investors and their Permitted Transferees who collectively hold 5% of the Registrable Securities, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form F-1 or S-1 or any similar long-form Registration or, if then available, on Form F-3 or S-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. TopCo will, within ten (10) days of TopCo’s receipt of the Demand Registration, notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify TopCo within fifteen (15) days after the receipt by the holder of the notice from TopCo. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. TopCo shall not be obligated to effect: (a) more than one (1) Demand Registration during any six-month period; (b) any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1; (c) more than three (3) Underwritten Demand Registrations in respect of all Registrable Securities held by Sponsor; or (d) more than three (3) Underwritten Demand Registrations in respect of all Registrable Securities held by Company Investors in any 24-month period.

9

2.2.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and TopCo has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that TopCo shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3 Underwritten Demand Registration. If the Demanding Holders so elect and such holders so advise TopCo as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement and lock-up agreement, if applicable, in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of TopCo. The parties agree that, in order to be effected, any Underwritten Demand Registration must result in aggregate gross proceeds of at least $30.0 million.

2.2.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Underwritten Demand Registration that is to be an underwritten offering advises TopCo and the Demanding Holders in writing that, in such Underwriter’s or Underwriters’ opinion, the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other TopCo Ordinary Shares or other securities which TopCo desires to sell and the TopCo Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of TopCo who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then TopCo shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the TopCo Ordinary Shares or other securities that TopCo desires to sell; and (iii) any TopCo Ordinary Shares or other securities for the account of other persons that TopCo is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Shares.

10

2.2.5 Withdrawal. A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration for any and no reason whatsoever by giving written notice to TopCo and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering, then either the Demanding Holders shall reimburse TopCo for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.2.1.

2.3 Piggy-Back Registration.

2.3.1 Piggy-Back Rights. If at any time after the expiration of the lock-up period provided for in this Agreement to which an Investor’s shares are subject, provided compliance by the Investors with Section 3.5, TopCo proposes to file a Registration Statement including a prospectus supplement to an existing shelf under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by TopCo for its own account or for shareholders of TopCo for their account (or by TopCo and by shareholders of TopCo excluding, for the avoidance of doubt, any offering conducted pursuant to Section 2.1.7, Section 2.1.8 or Section 2.2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to TopCo’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of TopCo or (iv) for a dividend reinvestment plan, then TopCo shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than fifteen (15) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) Business Days following receipt of such notice (a “Piggy-Back Registration”). TopCo shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of TopCo and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement and lock-up agreement, if applicable, in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

11

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises TopCo and the holders of Registrable Securities in writing that the dollar amount or number of TopCo Ordinary Shares which TopCo desires to sell, taken together with TopCo Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then TopCo shall include in any such registration:

(a) If the registration is undertaken for TopCo’s account: (A) first, the TopCo Ordinary Shares or other securities that TopCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the TopCo Ordinary Shares or other securities, if any, comprised of Registrable Securities held by the Investors hereto, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the TopCo Ordinary Shares or other securities for the account of other persons that TopCo is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities party to this Agreement or TopCo, (A) first, the TopCo Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the TopCo Ordinary Shares or other securities that TopCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the TopCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the TopCo Ordinary Shares or other securities for the account of other persons that TopCo is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration for any or no reason whatsoever by giving written notice to TopCo of such request to withdraw prior to the effectiveness of the Registration Statement, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown. TopCo (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement filed not in connection with a Demand Registration or Underwritten Takedown at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, TopCo shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.4.

12

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever TopCo is required to effect the registration of any Registrable Securities pursuant to Section 2, TopCo shall use its commercially reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. TopCo shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which TopCo then qualifies or which counsel for TopCo shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that TopCo shall have the right to defer any Demand Registration for up to sixty (60) days total or thirty (30) days consecutively in any 12-month period if TopCo shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of TopCo stating that, in the good faith judgment of the Board of Directors of TopCo (the “TopCo Board”), it would be materially detrimental to TopCo and its shareholders for such Registration Statement to be effected at such time.

3.1.2 Copies. TopCo shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case, including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. TopCo shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4 Notification. After the filing of a Registration Statement, TopCo shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within one (1) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order

13

(and TopCo shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, TopCo shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5 Securities Laws Compliance. TopCo shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of TopCo and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that TopCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or consent to service of process in any such jurisdiction (except as required by the Securities Act) or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. TopCo shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of TopCo in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such underwritten offering, and the representations, warranties and covenants of the holders of Registrable Securities included in such underwritten offering in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of TopCo.

3.1.7 Comfort Letter. In the event of an Underwritten Takedown or an Underwritten Demand Registration, TopCo shall obtain a “cold comfort” letter from TopCo’s independent registered public accountants in the event of an underwritten offering, and a customary “bring-down” thereof, in customary form and covering such matters of the type customarily covered by “cold comfort” letters, as the managing Underwriter may reasonably request. For the avoidance of doubt, this Section 3.1.7 shall not apply to Unregistered Block Trades.

14

3.1.8 Opinions and Negative Assurance Letters. In the event of an Underwritten Takedown or an Underwritten Demand Registration, on the date the Registrable Securities are delivered for sale pursuant to any Registration, TopCo shall obtain an opinion and negative assurance letter, each dated such date, of one (1) counsel representing TopCo for the purposes of such Registration, including an opinion of local counsel if applicable, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders. For the avoidance of doubt, this Section 3.1.8 shall not apply to Unregistered Block Trades.

3.1.9 Cooperation. The principal executive officer of TopCo, the principal financial officer of TopCo, the principal accounting officer of TopCo and all other officers and members of the management of TopCo shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10 Transfer Agent. TopCo shall provide and maintain a transfer agent and registrar for the Registrable Securities no later than the effective date of the Registration Statement.

3.1.11 Records. Upon execution of confidentiality agreements, TopCo shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of TopCo, as shall be necessary to enable them to exercise their due diligence responsibility, and cause TopCo’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.12 Earnings Statement. TopCo shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13 Road Show. If an offering pursuant to this Agreement is conducted as an Underwritten Takedown or Underwritten Demand Registration and involves Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) exceeds $30,000,000, TopCo shall use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such offering.

15

3.1.14 Listing. TopCo shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by TopCo are then listed or designated.

3.2 In-Kind Distributions. If Sponsor and any Company Investor or its Permitted Transferee seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, TopCo will, subject to any applicable lock-ups, work with Sponsor and any Company Investor or its Permitted Transferee to facilitate such in-kind distribution in the manner reasonably requested and consistent with TopCo’s obligations under the Securities Act, including providing any opinions requested by the transfer agent. Upon any such in-kind distribution by Sponsor and any Company Investor or its Permitted Transferee to its direct or indirect equityholders, the distributees holding a majority-in-interest of the Registrable Securities initially held by Sponsor shall thereafter be entitled to exercise and enforce the rights granted to Sponsor hereunder.

3.3 Obligation to Suspend Distribution. Upon receipt of any notice from TopCo of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by TopCo, pursuant to a written insider trading compliance program adopted by the TopCo Board, of the ability of all “insiders” covered by such program to transact in TopCo’s securities because of the existence of material non-public information (if TopCo furnishes to the holders a certificate signed by the Chief Executive Officer or Chairman of TopCo stating that, in the good faith judgment of TopCo Board, it would be materially detrimental to TopCo and its shareholders for such Registration Statement to be used at such time), each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in TopCo’s securities is removed, as applicable, and, if so directed by TopCo, each such holder will deliver to TopCo all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The foregoing right to delay or suspend may be exercised by TopCo for no longer than sixty (60) days or in any thirty (30) consecutive days in any 12-month period. Any suspension by the Company pursuant to this Section 3.3 shall only apply to an Investor hereunder to the extent that such suspension also applies to all Investors.

3.4 Registration Expenses. TopCo shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1 or a subsequent or other registration statement, including a New Registration Statement, any Demand Registration pursuant to Section 2.2.1, any Underwritten Takedown pursuant to Section 2.1.7, any Unregistered Block Trade pursuant to Section 2.1.8, any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws

16

(including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) TopCo’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.12; (vi) Financial Industry Regulatory Authority filing fees; (vii) fees and disbursements of counsel for TopCo fees and expenses for independent certified public accountants retained by TopCo; (viii) the reasonable fees and expenses of one U.S. and one local counsel for the selling shareholders; and (ix) the fees and expenses of any special experts retained by TopCo in connection with such registration; provided, however, that TopCo shall not be required to pay for any expenses of any registration proceeding begun if the registration request is subsequently withdrawn at the request of a majority-in-interest of the Registrable Securities (in which case all participating holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the registration), unless, in the case of a registration under Section 2.1 or Section 2.2.1, the majority-in-interest of the Registrable Securities agree to forfeit their right to one Underwritten Takedown or Demand Registration, respectively, if applicable. TopCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but TopCo shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.

3.5 Information. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by TopCo, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with TopCo’s obligation to comply with Federal and applicable state securities laws. TopCo shall be under no obligation to include a holder’s Registrable Securities in a Registration Statement if such information is not provided in the manner reasonably requested.

3.6 Other Obligations. At any time and from time to time after the expiration of any lock-up to which such shares are subject, if any, in connection with a sale or transfer of Registrable Securities pursuant to either Rule 144, if available, or in a manner as described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, TopCo shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) use reasonable efforts to cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, TopCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or transfers.

17

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by TopCo. To the extent permitted by law, TopCo agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by TopCo of the Securities Act or any rule or regulation promulgated thereunder applicable to TopCo and relating to action or inaction required of TopCo in connection with any such registration; and TopCo shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred and documented by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that TopCo will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to TopCo, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless TopCo, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if and only if the statement or omission was made in reliance upon and in conformity with information furnished in writing to TopCo by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse TopCo, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

18

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if materially prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 4 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 4.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any holder of Registrable Securities, when combined with any amounts paid by such holder of Registrable Securities pursuant to Section 4.2, shall exceed the net proceeds from the offering received by such holder of Registrable Securities, except in the case of willful misconduct or fraud by such holder of Registrable Securities and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a selling holder’s liability pursuant to this Section 4.4, when combined with the amounts paid or payable by such selling holder pursuant to Section 4.2, exceed the proceeds from the offering received by such selling holder (net of any expenses paid by such selling holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

19

4.4.2 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

4.4.3 Unless otherwise superseded by an underwriting agreement entered into in connection with an underwritten public offering, the obligations under this Section 4 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 4 and otherwise.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. TopCo covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. LOCK-UP AGREEMENTS.

6.1 Investor Lock-Up. Each Investor agrees that such Investor shall not Transfer, for 180 days following the Closing Date (the “Investor Lock-up Period”), any TopCo Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for TopCo Ordinary Shares (including New Securities but excluding (i) shares acquired through the PIPE transaction and (ii)shares issued to Company Investors or their Permitted Transferees pursuant to the “Pre-Closing Equity financing” (as defined in the Business Combination Agreement).

6.2 Chairman Lock-Up. Robert Wessman agrees that he shall not Transfer his TopCo Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) (collectively, “Chairman Shares”) for TopCo Ordinary Shares (including New Securities) for (i) 180 days following the Closing Date, with respect to one-third of the Chairman Shares, (ii) 365 days following the Closing Date, with respect to one-third of the Chairman Shares, and (iii) 545 days following the Closing Date, with respect to the remaining one-third of the Chairman Shares (the “Chairman Lock-up Period”). Notwithstanding the foregoing, the TopCo Ordinary Shares in clause (ii) are subject to early release from the Chairman Lock-up Period if TopCo Ordinary shares trade at or above a VWAP of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the Closing Date.

6.3 Sponsor Lock-Up. Sponsor (and its assignees) shall not Transfer any TopCo Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for TopCo Ordinary Shares (including New Securities) for 365 days following the Closing Date (the “Sponsor Lock-Up Period” and, together with the Investor Lock-up Period and the Chairman Lock-Up Period, the “Lock-Up Period”). Notwithstanding the foregoing, the TopCo Ordinary Shares subject to the Sponsor Lock-Up Period will be released from such restriction if TopCo Ordinary shares trade at or above a VWAP of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the Closing Date. For the avoidance of doubt, the Sponsor’s Warrants are not subject to the lock-up restrictions contained in this Section 6.3.

20

6.4 Sponsor Warrants Lock-Up. Sponsor or (and its assignees) shall not Transfer any Sponsor’s Warrants for 30 days following the Closing Date.

6.5 The restrictions in this Article 6 are expressly agreed to preclude each Investor during such applicable period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s TopCo Ordinary Shares even if such TopCo Ordinary Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during such applicable period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Investor’s TopCo Ordinary Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such TopCo Ordinary Shares. The foregoing notwithstanding, each Investor shall be permitted to establish a plan to sell TopCo Ordinary Shares pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of TopCo Ordinary Shares during the Lock-up Period. The foregoing restrictions shall not apply to Transfers made: (i) relating to TopCo Ordinary Shares acquired in open market transactions after the closing of the Business Combination, provided that no filing under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of TopCo Ordinary Shares acquired in such open market transactions; (ii) pursuant to a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization to a bona fide gift or charitable contribution; (iii) by will or intestate succession upon the death of an Investor; (iv) to any Permitted Transferee; (v) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (vi) in the event of TopCo’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their TopCo Ordinary Shares for cash, securities or other property; (vii) pursuant to distributions contemplated by Section 3.2 above; or (viii) pursuant to the pledge of any TopCo Ordinary Shares held by a holder of Registrable Securities to any bank pursuant to any bona fide pledge to secure indebtedness (a “Pledge”) (e.g., for a margin loan) and any further Pledge of all or any portion of such shares pursuant to any amendments, supplements, modifications, extensions, renewals or restatements of the agreement related to any such Pledge, any refunding or refinancing of the indebtedness secured thereby or any credit facilities that replace, refund or refinance any part of the indebtedness secured thereby, including any such replacement, refunding or refinancing credit facility that increases the amount permitted to be borrowed thereunder or alters the maturity therfor; provided that any Transfer in connection with a Pledge shall be null and void unless both (1) the pledgee agrees not to Short Sell until the end of the Lock-Up Period and (2) any agreement with any pledgee related to a Pledge shall explicitly provide that TopCo is a third party beneficiary of such agreement with the right of specific enforcement over the prohibition in clause (1); or (ix) pursuant to an agreement among Company Investors or their Permitted Transferee; provided that in the case of (ii) or (iv), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the applicable transfer restrictions set forth in this Article 6.

21

7. MISCELLANEOUS.

7.1 Other Registration Rights and Arrangements. TopCo represents and warrants that no person, other than a holder of the Registrable Securities and the parties to the Subscription Agreement subscription agreements entered into by TopCo and investors in the Private Investment in Public Equity that is expected to close immediately prior to the transactions contemplated by the Merger Agreement, has any right to require TopCo to register any of TopCo’s share capital for sale or to include TopCo’s share capital in any registration filed by TopCo for the sale of shares for its own account or for the account of any other person. The parties hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. TopCo shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.2 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of TopCo hereunder may not be assigned or delegated by TopCo in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 7.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to TopCo a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to TopCo no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

7.3 Amendments and Modifications. Upon the written consent of TopCo and the holders of at least a majority in interest of the Registrable Securities at the time in question, which majority shall include Sponsor, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects an Investor, solely in his, her or its capacity as a holder of the shares of capital stock of TopCo, in a manner that is materially different from other Investors (in such capacity) shall require the consent of such Investor so affected. No course of dealing between any Investor or TopCo and any other party hereto or any failure or delay on the part of an Investor or TopCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or TopCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

22

7.4 Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Investor, such Investor will have no rights under this Agreement and all obligations of TopCo to such Investor under this Agreement shall terminate upon the earlier of (x) the date at least one year after the date hereof that such Investor ceases to hold at least 1% of the aggregate amount of Registrable Securities outstanding on the date hereof, after giving effect to the exercise of any warrants held as Registrable Securities, or (y) if such Investor is a director or an executive officer of TopCo, or an affiliate of a director or executive officer, the date such Investor no longer serves as a director or an executive officer of TopCo; provided, however, that such termination as to an Investors shall not apply to the following provisions until such Investor no longer holds any Registrable Securities: Sections 3.1.4, 3.1.5, 3.1.10, 3.1.12, 3.1.14, 3.3, 3.4, 3.5, 3.6 and Articles 4, 5 and 6.

7.5 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day or (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to TopCo:

Alvotech Lux Holdings S.A.S.

9, rue de Bitbourg,

L-1273 Luxembourg

Grand Duchy of Luxembourg

Attn: Robert Wessman

      Danny Major

Email: robert.wessman@alvogen.com

danny.major@alvotech.com

with a copy to:

Cooley (UK) LLP

22 Bishopsgate

London, UK

EC2N 4BQ

Attn: Michal Berkner

Email: mberkner@cooley.com

23

If to Sponsor:

333 S. Grand Avenue, 28th Floor

Los Angeles, California 90071

Attn: Patrick McCaney

Alexander Taubman

Zaid Pardesi

Email: pmccaney@oaktreecapital.com

ataubman@oaktreecapital.com

zpardesi@oaktreecapital.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn: Matthew S. Arenson, P.C.

Michele Cumpston

Peter S. Seligson

Facsimile: (212) 446-4934

Email: marenson@kirkland.com

michele.cumpston@kirkland.com

peter.seligson@kirkland.com

If to any other Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in TopCo’s books and records.

7.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.7 Counterparts. This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

7.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law that would require the application of the laws of another jurisdiction, and the parties irrevocably submit to (and waive immunity from) the jurisdiction of the federal and state courts located in the County of New York in the State of New York.

24

7.9 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation the Prior Agreement.

25

IN WITNESS WHEREOF, the parties have caused this Investor Rights and Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

ALVOTECH LUX HOLDINGS S.A.S.:

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Investor Rights and Lock Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

INVESTORS:

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on _____________, 20___, by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights and Lock-Up Agreement dated as of [•], 2022 (the “Agreement”), by and among TopCo and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain ordinary shares of TopCo (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:

ALVOTECH LUX HOLDINGS S.A.S.
Print Name:

By:	By:

SCHEDULE I

Exhibit B

Form of Election on Internal Revenue Service Form 8832

(see attached.)

Exhibit C

Plan of Merger

(see attached.)

Alvotech Lux Holdings S.A.S.

Société par actions simplifiée

RCS Luxembourg: B258884

Siège social: 9, rue de Bitbourg, L-1273 Luxembourg, Grand-Duché de Luxembourg

Oaktree Acquisition Corp. II

Exempted company

Cayman Islands Registrar of Companies: registration number 364940

Siège social: Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Iles de Cayman

COMMON DRAFT TERMS OF CROSS-BORDER MERGER / PROJET COMMUN DE

FUSION TRANSFRONTALIERE

In the year two thousand and [***], on the [***] day of [***].

Before us, Maître [Marc Elvinger], notary residing in [***], Grand Duchy of Luxembourg

THERE APPEARED:

1)

Alvotech Lux Holdings S.A.S., a société par actions simplifiée, existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B258884 (the “Absorbing Company”), here represented by [***], professionally residing in [Luxembourg], [[by virtue of a proxy, given in [***], on [***]] [pursuant to resolutions of the chairman (président) of the Absorbing Company taken on [***]], and

2)

Oaktree Acquisition Corp. II, an exempted company incorporated under the laws of the Cayman Islands, having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, registered with Cayman Islands Registrar of Companies under registration number 364940 (the “Absorbed Company” and together with the Absorbing Company, the “Merging Companies”), here represented by [***], professionally residing in [Luxembourg], [[by virtue of a proxy, given in [***], on [***]] [pursuant to resolutions of the board of directors of the Absorbed Company adopted on [***]].

[The said proxies / Extracts of the said corporate authorisations of the Merging Companies] initialled ne varietur by the proxyholder of the appearing parties and the notary, shall remain annexed to this deed to be filed at the same time with the registration authorities.

Such appearing parties have requested the officiating notary to enact the common draft terms of cross-border merger which the Merging Companies, acting through the chairman (président) of the Absorbing Company and the board of directors of the Absorbed Company, declare to draw up as follows:

COMMON DRAFT TERMS OF CROSS-BORDER MERGER / PROJET COMMUN DE

FUSION TRANSFRONTALIERE

(the “Draft Terms of Merger”)

1.	The companies involved in the Cross-Border Merger

The Merging Companies have agreed to achieve the contemplated merger by way of absorption of the Absorbed Company by the Absorbing Company (the “Cross-Border Merger”) under the terms of these Draft Terms of Merger, the Cayman Islands plan of merger between the Merging Companies (the “Cayman Plan of Merger”) and pursuant to the provisions of Part XVI of the Companies Act (2021 Revision) (the “Cayman Companies Act”) and Articles 1020-1 to 1021-19 of Chapter 2 on Mergers of the Luxembourg law dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Law”).

1.1	Presentation of the Absorbing Company

The Absorbing Company, Alvotech Lux Holdings S.A.S., is a société par actions simplifiée, incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B258884, incorporated pursuant to a deed of Maître Marc Elvinger, notary residing in Ettelbruck, Grand Duchy of Luxembourg, on 23 August 2021, published on the Recueil électronique des sociétés et associations n° RESA_2021_191.217 on 7 September 2021. The articles of association were amended for the last time pursuant to a deed of Maître [***] notary residing in [***], Grand Duchy of Luxembourg, on [***] 2021, published on the Recueil électronique des sociétés et associations n° RESA_[***] on [***].

The Absorbing Company’s financial year begins on 1 January of each year and ends on 31 December of the same year.

On the date hereof and immediately prior to the Effective Time (as defined below), the share capital of the Absorbing Company is forty thousand US dollars (USD 40,000), divided into four million (4,000,000) initial shares with a nominal value of one cent (USD 0.01) each, all fully paid up (the “Initial Shares”). The shares of the Absorbing Company are in registered form only.

As of the date hereof and at the Effective Time, the Absorbing Company has and will have no employees. The Absorbing Company has not instituted a works council or co-determination council and there is no association of employees, which includes amongst its members employees of the Absorbing Company or one of its subsidiaries.

1.2	Presentation of the Absorbed Company

The Absorbed Company, Oaktree Acquisition Corp. II, is an exempted company incorporated under the laws of the Cayman Islands, having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, registered with Cayman Islands Registrar of Companies under registration number 364940.

2

On the date hereof and immediately prior to the Effective Time (as defined below), the authorised share capital of the Absorbed Company is thirty-three thousand one hundred US dollars (USD 33,100), divided into (i) three hundred million (300,000,000) Class A ordinary shares, with a nominal or par value of zero point zero zero zero one US dollar (USD 0.0001), (ii) thirty million (30,000,000) Class B ordinary shares, with a nominal or par value of zero point zero zero zero one US dollar (USD 0.0001) and (iii) one million (1,000,000) preference shares, with a nominal or par value of zero point zero zero zero one US dollar (USD 0.0001). The issued shares in the capital of the Company are fully paid up. The Class A ordinary shares of the Absorbed Company are listed on the New York Stock Exchange.

As of the date hereof and at the Effective Time, the Absorbed Company has and will have no employees.

2.	The Absorbing Company pursuant to the Cross-Border Merger

The Absorbing Company will continue to exist under the name “Alvotech Lux Holdings” in the form of a société par actions simplifiée.

The articles of association of the Absorbing Company at the Effective Time shall be substantially in the form attached hereto as Annex 1 (the “Articles”).

3.	Background and effects of the Cross-Border Merger

3.1	Background

The Cross-Border Merger is the first step of the business combination between the Absorbed Company (which is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination with one or more businesses) and the Alvotech group (the “Business Combination”).

3.2	Legal effects

The Absorbing Company will acquire, as a result of the Cross-Border Merger, all assets and liabilities of the Absorbed Company by way of universal succession at the Effective Time.

As of the Effective Time (as defined below), the Absorbing Company shall be subrogated to all rights and obligations of the Absorbed Company towards third parties. The rights and claims comprised in the assets of the Absorbed Company shall be transferred to the Absorbing Company with all securities, either in rem or personal, attached thereto.

The Absorbing Company will continue as of the Effective Time to perform the obligations of the Absorbed Company under any agreements to which the latter is a party.

Any claims and debts existing as at the Effective Time between the Merging Companies are cancelled upon the completion of the Cross-Border Merger.

The shareholders of the Absorbed Company will become shareholders of the Absorbing Company as of the Effective Time.

The mandates of the current directors of the Absorbed Company will come to an end as of the Effective Time.

The name and address of the Chairman (président) of the Absorbing Company after the Effective Time are:

3

Helga Tatjana Zharov, professionally residing at Sæmundargata 15-19, 101 Reykjavík, Iceland.

The books and records of the Absorbed Company shall be transferred and kept at the registered office of the Absorbing Company in accordance with applicable laws.

As a result of the Cross-Border Merger, the Absorbed Company shall merge with and into the Absorbing Company and cease to exist without being liquidated and all its shares shall be exchanged into shares of the Absorbing Company.

3.3	Effective Time

Pursuant to section 237(15) of the Cayman Companies Act, the Cayman Plan of Merger (together with these Draft Terms of Merger which shall be appended thereto) shall be registered with the Cayman Islands Registrar of Companies.

In accordance with the provisions of Article 1021-16 of the Luxembourg Law, the Cross-Border Merger shall become effective between the Merging Companies and towards third parties on the date of the publication of the minutes of the extraordinary general meeting of the shareholders of the Absorbing Company approving the Cross-Border Merger on the Recueil électronique des sociétés et associations, subject to the prior (i) approval of these Draft Terms of Merger by the relevant corporate bodies of the Absorbed Company and (ii) accomplishment of all relevant acts and formalities required under the laws of the Cayman Islands with regard to the Absorbed Company (including, for the avoidance of doubt, the approval and authorisation, execution, registration and filing of, the Cayman Plan of Merger, and the filing of such other documents required under the Cayman Companies Act with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Cayman Companies Act) (the “Effective Time”).

3.4	Date as of which the operations of the Absorbed Company shall be treated from an accounting point of view as being carried out on behalf of the Absorbing Company

As of the Effective Time, all operations and transactions of the Absorbed Company shall be treated from an accounting point of view as being carried out on behalf of the Absorbing Company.

4.	Accounting aspects of the merger, share exchange ratio and independent expert

4.1	Financial statements used for the Cross-Border Merger

The following financial statements of the Merging Companies were used to determine the terms and conditions of the Cross-Border Merger:1

(i)	the interim financial statements as at [***] of the Absorbing Company (the “Absorbing Company FS”); and

(ii)	the [annual [audited] accounts as at [***] / interim financial statements as at [***]] of the Absorbed Company (the “Absorbed Company FS”).

4.2	Valuation of the transferred assets and liabilities

[1]	To be determined at execution.

4

The terms and conditions of the Cross-Border Merger have been determined on the basis of the Absorbed Company FS and the Absorbing Company FS.

The fair market value of the assets and liabilities of each of the Absorbed Company and the Absorbing Company are reflected in the Absorbed Company FS and the Absorbing Company FS respectively.

It being understood that the Absorbed Company received USD 250,000,000 from its initial public offering of units, consummated on September 21, 2020 (the “IPO”) and sale of private placement warrants purchased in a private placement in connection with the IPO, which was placed into a trust account (the “Trust Account”) immediately following the IPO. In accordance with the Memorandum of Association of the Absorbed Company, the funds held in the Trust Account will be released upon the consummation of the Business Combination.

Thus, if the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) shareholders of the Absorbed Company who properly exercise their redemption rights and (ii) cash consideration pursuant to the Business Combination Agreement. Any additional funds available for release from the Trust Account will be used for general corporate purposes of the Absorbing Company following the Business Combination.

The Absorbed Company has further issued warrants as described under section 6.

4.3	Exchange ratio

Each Class A ordinary share or Class B ordinary share in the capital of the Absorbed Company issued and outstanding immediately prior to the Effective Time (and that is not, at the Effective Time, redeemed, cancelled and/or held in treasury by the Absorbed Company) shall be automatically exchanged for one (1) ordinary share in the share capital of the Absorbing Company (the “Exchange Ratio”).

Any holder of class A ordinary shares of the Absorbed Company may request the redemption by the Absorbed Company of the class A ordinary shares of the Absorbed Company held for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, as of two business days prior to the consummation of the Business Combination and the Effective Time, including interest earned on the funds held in the Trust Account and not previously released to the Absorbed Company to pay its franchise and income taxes, upon the consummation of the Business Combination. Such holder of class A ordinary shares of the Absorbed Company will be restricted from seeking redemption rights with respect to 15% or more of the class A ordinary shares of the Absorbed Company, all class A ordinary shares of the Absorbed Company in excess of 15% owned by a holder will not be redeemed.

4.4	Independent expert

The Exchange Ratio so established by the chairman (président) of the Absorbing Company and the board of directors of the Absorbed Company [has been/shall be] submitted for evaluation purposes to:

[name and details of the independent expert] for the Absorbing Company and to [name and details of the independent expert] for the Absorbed Company (the “Merger Experts”), independent experts appointed in accordance with Article 1021-6 of the Luxembourg Law.

5.	Delivery of shares

New shares in the share capital of the Absorbing Company shall be issued and allotted to the shareholders of the Absorbed Company by application of the Exchange Ratio.

5

The Absorbing Company shall thus increase its share capital by an amount corresponding to the sum of (i) the nominal value of the shares issued, i.e. [one cent (0.01 USD)], multiplied by a number corresponding to the number of shares issued and not redeemed by the Absorbed Company at the Effective Time.2

The new shares will be registered in the share register of the Absorbing Company in the name of the shareholders of the Absorbed Company (of which evidence may be obtained at the registered office of the Absorbing Company).

The new shares issued by the Absorbing Company further to the Cross-Border Merger shall carry the right to participate in the profits and/or losses of the Absorbing Company as from the Effective Time.

6.	Special rights for the shareholders and for the holders of other securities

Subject to the following paragraphs, neither the Absorbing Company nor the Absorbed Company have issued securities other than shares and no special rights shall be conferred by the Absorbing Company to the shareholders or holders of other securities in the Absorbed Company.

The Absorbed Company has issued ten million nine hundred sixteen thousand six hundred sixty-seven (10,916,667) warrants to purchase one Class A ordinary share of the Absorbed Company at a price of $11.50 per Class A ordinary share, subject to certain adjustments (the “Parent Warrants” or each a “Parent Warrant”).

As a result of the Merger, each Parent Warrant that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire class A ordinary shares of the Absorbed Company and shall automatically represent, immediately following the Effective Time, a right to acquire ordinary shares of the Absorbing Company (a “Converted Warrant”) on the same contractual terms and conditions to which such Parent Warrants are subject to as of immediately prior to the Effective Time and as further described in the warrant assumption agreement attached hereto, including, that, each Converted Warrant: (a) shall represent the right to acquire the number of ordinary shares of the Absorbing Company equal to the number of ordinary shares of the Absorbed Company subject to each such Parent Warrant immediately prior to the Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one ordinary share of the Absorbing Company; and (c) shall expire on the five (5) year anniversary of the Effective Time.

7.	Special advantages to the Merger Experts and/or any members of the management, supervisory or controlling bodies of the Merging Companies

No special advantages will be granted to the Merger Experts and/or any members of the management, supervisory or controlling bodies of the Merging Companies.

8.	Repercussions of the Cross-Border Merger on employment

As none of the Merging Companies has employees, the Cross-Border Merger will have no impact on employment.

[2]	Ratio and nominal value to be confirmed by Alvotech.

6

9.	Information regarding the Cross-Border Merger

The Draft Terms of Merger shall be published on the Recueil électronique des sociétés et associations at least one (1) month prior to the date set for the extraordinary general meetings of shareholders of the Absorbing Company to approve the Cross-Border Merger.

The following documents shall be held available for inspection by the shareholders of each of the Merging Companies at its registered office or on its website, as applicable, at least one (1) month prior to the date set for the extraordinary general meetings of shareholders of the Merging Companies due to approve the Cross-Border Merger:

a)	the Draft Terms of Merger;

b)	[the annual accounts and the management reports for the last three (3) financial years of each of the Absorbed Company, if applicable];

c)	[interim accounts of each of the Merging Companies dated [***]];[3]

d)

the reports from the chairman (président) of the Absorbing Company and the [relevant corporate body] of the Absorbed Company explaining the Draft Terms of Merger from a legal and economical point of view, in accordance with Article 1021-5 of the Luxembourg Law; and

e)	the reports from one or several independent experts in accordance with Article 1021-6 of the Luxembourg Law.

10.	Creditor rights

10.1	Creditors rights under Luxembourg law

Creditors of the Merging Companies, whose claims predate the Effective Time, notwithstanding any agreement to the contrary, may apply, within two (2) months of such Effective Time, to the judge presiding the chamber of the Tribunal d’Arrondissement dealing with commercial matters in the district in which the registered office of the debtor company is located and sitting as in commercial and urgent matters, to obtain adequate safeguards of collateral for any matured or unmatured debts, where they can credibly demonstrate that due to the Cross-Border Merger, the satisfaction of their claims is at stake and that no adequate safeguards have been obtained from the company. The president of such chamber shall reject the application if the creditor is already in possession of adequate safeguards or if such safeguards are unnecessary, having regard to the financial situation of the company after the Cross-Border Merger. The debtor company may cause the application to be turned down by paying the creditor, even if it is a term debt.

If the safeguards are not provided within the time limit prescribed, the debt shall immediately fall due.

Further information on the creditors protection applicable to the creditors of the relevant Merging Company can be obtained free of charge at the registered office of each Merging Company.

[3]	To be determined at execution.

7

11.2	Right of opposition of creditors under Cayman Islands law

The Absorbed Company has granted no fixed or floating security interests that are outstanding as at the date hereof.

Further information on the creditors protection applicable to the creditors of the relevant Merging Company can be obtained free of charge at the registered office of each Merging Company.

12	Miscellaneous

For the purpose of the execution hereof and of the deeds or minutes that shall follow or result herefrom, the Merging Companies elect domicile at their respective registered offices.

This document is worded in English followed by a French version. In case of divergences between the English and the French text, the English version shall prevail.

Annex

The annex to this Draft Terms of Merger forms an integrated part of this Draft Terms of Merger.

Suit la traduction française du texte qui précède.

[***]

8

SCHEDULE 1

ARTICLES OF ASSOCIATION OF THE ABSORBING COMPANY

SCHEDULE 2

CAYMAN PLAN OF MERGER

SCHEDULE 3

WARRANTS ASSUMPTION AGREEMENT

ANNEXE 1

STATUTS DE LA SOCIÉTÉ ABSORBANTE

ANNEXE 2

CAYMAN PLAN DE FUSION

ANNEXE 3

CONTRAT DE TRANSFERT DES WARRANTS

9

Exhibit D

Agreed TopCo Governing Documents

(see attached.)

FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION1

A.	NAME - PURPOSE - DURATION - REGISTERED OFFICE

Article	1 Name - Legal form

There exists a public limited company (société anonyme) under the name “[Alvotech Lux Holdings S.A.]2” (the “Company”) which shall be governed by the law of 10 August 1915 on commercial companies, as amended (the “Law”), as well as by the present articles of association.

Article	2 Purpose

2.1

The purpose of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

2.2

The Company may grant loans to, as well as guarantees or security for the benefit of third parties to secure its obligations and obligations of other companies in which it holds a direct or indirect participation or right of any kind or which form part of the same group of companies as the Company, or otherwise assist such companies.

2.3	The Company may raise funds through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue securities of any type.

2.4	The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it considers useful for the accomplishment of these purposes.

Article	3 Duration

3.1	The Company is incorporated for an unlimited period of time.

3.2	It may be dissolved at any time by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article	4 Registered office

4.1	The registered office of the Company is established in the City of Luxembourg, Grand Duchy of Luxembourg.

4.2

The board of directors may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and, if necessary, subsequently amend these articles of association to reflect such change of registered office.

[1]	NTD: Form after Second Merger.
[2]	NTD: name to be confirmed.

1/15

4.3	Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of directors.

4.4

In the event that the board of directors determines that extraordinary political, economic or social circumstances or natural disasters have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall not affect the nationality of the Company which, notwithstanding the temporary transfer of its registered office, shall remain a Luxembourg company.

B.	SHARE CAPITAL – SHARES

Article	5 Share capital

5.1	The Company’s share capital is set at [***] United States dollars (USD [***]), represented by [***] ([***]) ordinary shares (the “Shares”), each having a nominal value of one cent (USD 0.01).

5.2

The Company’s share capital may be increased or reduced by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association or as set out in Article 6 hereof.

5.3

Any new Shares to be paid for in cash shall be offered by preference to the existing shareholder(s). In case of a plurality of shareholders, such Shares shall be offered to the shareholders holding the same class of shares in proportion to the number of Shares of that class held by them in the Company’s share capital. The board of directors shall determine the time period during which such preferential subscription right may be exercised, which may not be less than fourteen (14) days from the date of publication of the offer on the Recueil électronique des sociétés et associations and in a Luxembourg newspaper or, in case of registered shares, of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the subscription period.

5.4

The general meeting of shareholders may limit or cancel the preferential subscription right of the existing shareholders subject to quorum and majority required for an amendment of these articles of association. Notwithstanding the above, the board of directors may limit or cancel the preferential subscription right of the existing shareholders in accordance with Article 6 hereof.

5.5

If after the end of the subscription period not all of the preferential subscription rights offered to the existing shareholders have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the board of directors decides that the preferential subscription rights shall be offered to the existing shareholders who have already exercised their rights during the subscription period, in proportion to the portion that their Shares represent in the share capital; the modalities for the subscription to be determined by the board of directors. The board of directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the existing shareholders of the Company.

2/15

5.6

The Company may repurchase its own Shares subject to the provisions of the Law, and in conformity with all other applicable laws and regulations, including any rules and regulations of a foreign stock exchange or securities settlement system on which the Company’s shares are traded.

Article	6 Authorised capital

6.1

The authorised capital, excluding the share capital, is set at sixty million United States dollars (USD 60,000,000), consisting of six billion (6,000,000,000) Shares, each having a nominal value of one cent (USD 0.01). During a period of five (5) years from the date of incorporation or any subsequent resolutions to create, renew or increase the authorised capital pursuant to this article, the board of directors is hereby authorised and empowered within the limits of the authorised capital to (i) realise for any reason whatsoever including, any issue in one or several successive tranches of (a) any subscription and/or conversion rights, including warrants (which may be issued separately or attached to Shares, bonds, options, notes or similar instruments), convertible bonds, notes or similar instruments (the “Share Rights”) as well as (b) new Shares, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company, by way of conversion of available reserves or in any other manner; (ii) determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new Shares; (iii) remove or limit the preferential subscription right of the shareholders in case of issue against payment in cash of Shares, warrants (which may be separate or attached to Shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments, and (iv) confirm by way of a notarial deed within the legal deadline each and any share capital increase effectuated within the limits of the authorised capital and to amend Article 5.1 and Article 6.1 accordingly. The Shares to be issued upon exercise of any Share Rights may be issued beyond the initial authorized capital period of five (5) years as long as the Share Rights were issued within the relevant initial authorized capital period of five (5) years.

6.2

During a period of up to five (5) years from the date of the resolutions of the general meeting of the shareholders granting such authorisation to the board of directors or its subsequent renewal(s) and subject to the provisions of the Law, the board of directors is hereby authorised and empowered to (i) repurchase Shares, each having a nominal value of one cent (USD 0.01), in one or more occasions, (ii) determine the moment and place of repurchase of the Shares, (iii) proceed with the cancellation of the Shares so repurchased and the subsequent share capital reduction, (iv) allocate the amount of the share capital reductions to the shareholders of the Company, provided that in case such repurchase is made for value, the consideration payable for such shares shall be determined by the board of directors and shall not be lower than the nominal value of the repurchased Shares, and (v) record by way of a notarial deed each and any share capital reduction effectuated within the limits of this Article 6.2 and to amend Article 5.1 accordingly.

6.3

The above authorisations may be renewed through a resolution of the general meeting of the shareholders adopted in the manner required for an amendment of these articles of association and subject to the provisions of the Law, each time for a period not exceeding five (5) years.

3/15

Article	7 Shares – Transfer of Shares

7.1	The Company may have one or several shareholders.

7.2	Death, suspension of civil rights, dissolution, bankruptcy or insolvency or any other similar event regarding any of the shareholders shall not cause the dissolution of the Company.

7.3	The shares of the Company are in registered form.

7.4

The Company will recognise only one (1) holder per share. In case a share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

7.5

Subject to any contractual agreement to which the Shares or the shareholders may be subject to and the present articles of association, the shares are freely transferable in accordance with the provisions of the Law.

7.6

A register of shares shall be kept by the Company at its registered office, where it shall be available for inspection by any shareholder. This register shall contain all the information required by the Law. Ownership of ordinary shares will be established by registration in said register, or in the event separate registrars have been appointed pursuant to article 7.7, in such separate register(s). Without prejudice to the conditions for transfer by book entries provided for in article 7.9 of these articles of association, a transfer of Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

7.7

The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The board of directors may however impose transfer restrictions for Shares in compliance with applicable trading restrictions. A transfer to the register kept at the Company’s registered office may always be requested.

7.8

Subject to the provisions of article 7.9 and article 7.10, the Company may consider the person in whose name the Shares are registered in the register of shareholders as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

7.9

The Shares may be held by a holder (the “Holder”) through a securities settlement system or a Depositary (as this term is defined below). The Holder of Shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures

4/15

for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, Shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

7.10

All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with article 7.8 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to article 7.9.

7.11

Where Shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 7.11 of the present articles of association. The board of directors may determine the formal requirements with which such certificates from such Depositary must comply and the exercise of the rights in respect of such Shares may in addition be subject to the internal rules and procedures of the securities settlement system.

7.12

In connection with a general meeting of shareholders, the board of directors may decide that no entry shall be made in the register of shareholders and no notice of a transfer shall be recognised for voting purposes by the Company and any Depositary or registrar(s) during the period starting on the Record Date (as hereinafter defined) and ending on the closing of such general meeting, subject to compliance with the applicable rules of any foreign stock exchange, if the Shares of the Company are listed on a foreign stock exchange.

C.	GENERAL MEETINGS OF SHAREHOLDERS

Article	8 Powers of the general meeting of shareholders

8.1

The shareholders exercise their collective rights in the general meeting of shareholders. Any regularly constituted general meeting of shareholders of the Company shall represent the entire body of shareholders of the Company. The general meeting of shareholders is vested with the powers expressly reserved to it by the Law and by these articles of association.

8.2

If the Company has only one shareholder, any reference made herein to the “general meeting of shareholders” shall be construed as a reference to the “sole shareholder”, depending on the context and as applicable and powers conferred upon the general meeting of shareholders shall be exercised by the sole shareholder.

5/15

Article	9 Convening of general meetings of shareholders

9.1

The general meeting of shareholders of the Company may at any time be convened by the board of directors, to be held at such place and on such date as specified in the notice of such meeting. The board of directors shall convene the annual general meeting of shareholders within a period of six (6) months after the end of the Company’s financial year. Other general meetings of shareholders may be held at such place and time as may be specified in the respective notices of meeting.

9.2

The general meeting of shareholders must be convened by the board of directors upon the written request of one or several shareholders representing at least ten per cent (10%) of the Company’s share capital.

9.3

The convening notice for every general meeting of shareholders shall contain the date, time, place and agenda of the meeting and may be made through announcements filed with the Luxembourg Trade and Companies Register and published at least thirty (30) days before the meeting, on the Recueil électronique des sociétés et associations and in a Luxembourg newspaper. In such case, notices by mail shall be sent at least eight (8) days before the meeting to the registered shareholders by ordinary mail (lettre missive). Alternatively, the convening notices may be exclusively made by registered mail in case the Company has only issued registered Shares or if the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, by such means of communication. If the Shares of the Company are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with. If all of the shareholders are present or represented at a general meeting of shareholders and have waived any convening requirements, the meeting may be held without prior notice or publication.

9.4

If the Shares of the Company are listed on a foreign stock exchange, all shareholders of the Company are entitled to be admitted to any general meeting of shareholders provided, however, that the board of directors may determine a date and time preceding the general meeting of shareholders as the record date for admission to such meeting, which may not be less than eight (8) calendar days prior to (and excluding) the date of the general meeting (the “Record Date”).

9.5

Shareholders holding individually or collectively at least ten (10) per cent of the issued share capital of the Company, may request the addition of one or several new items on the agenda of the general meeting. This right shall be exercised upon request of the shareholders in writing submitted to the Company by registered letter at the address of the registered office of the Company. The requests shall include the details requested in the convening notice. The requests from the shareholders shall be received by the Company no later than eight (8) calendar days before the general meeting.

9.6

With respect to Shares which are not listed on a stock exchange, any Shareholder who holds one or more of such non-listed Share(s) of the Company, who is registered in the share register of the Company relating to such non-listed Shares on the Record Date, shall be admitted to the relevant general meeting.

6/15

Article	10 Conduct of general meetings of shareholders

10.1

The annual general meeting of shareholders shall be held within six (6) months of the end of the financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other meetings of shareholders may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend meetings of shareholders.

10.2

A board of the meeting (bureau) shall be formed at any general meeting of shareholders, composed of a chairman, a secretary and a scrutineer who need neither be shareholders nor members of the board of directors. The board of the meeting shall ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.

10.3	An attendance list must be kept at all general meetings of shareholders.

10.4

A shareholder may act at any general meeting of shareholders by appointing another person as his proxy in writing or by facsimile, electronic mail or any other similar means of communication. One person may represent several or even all shareholders.

10.5

Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

10.6

The board of directors may in its sole discretion authorize each shareholder to vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication authorised by the board of directors to the Company’s registered office or to the address specified in the convening notice. Subject to such authorization by the board of directors, the shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three (3) boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box. The Company will only take into account voting forms received prior to the general meeting of shareholders to which they relate. For the avoidance of doubt, shareholders may not vote by voting forms where the board of directors has not authorized such voting method for a given general meeting.

10.7

Voting forms which, for a proposed resolution, do not show (i) a vote in favour of the proposed resolution, (ii) a vote against the proposed resolution or (iii) an abstention from voting on the proposed resolution, are void with respect to such resolution. If a shareholder votes by means of a voting form, the voting form shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such voting forms. The Company shall only take into account voting forms received no later than two (2) business days prior to the date of the general meeting to which they relate. The board of directors may set a shorter period for the submission of the voting forms.

10.8

If a shareholder votes by means of proxy, the proxy shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such proxies. The Company shall only take into account proxies received no later than two (2) business days prior to the date of the general meeting to which they relate.

7/15

10.9

A holder of Shares held through the operator of a securities settlement system or with a Depositary wishing to attend a general meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of Shares recorded in the relevant account on the Record Date and showing that such Shares are blocked until the closing of the general meeting to which it relates. Such certificate must be provided to the Company no later than two (2) business days prior to the date of such general meeting. If such holder of Shares votes by means of a proxy, article 10.8 of these articles of association shall apply.

10.10

The board of directors may determine further conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders and shorten or prolong periods for receipt of proxies and voting forms in the convening notice.

10.11

In connection with each general meeting, the board of directors is authorized to provide such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the board of directors deems appropriate.

10.12

Except to the extent inconsistent with the rules and conditions as adopted by the board of directors, the person presiding over the general meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the board of directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

•	determining the order of business for the meeting subject to compliance with the agenda for the meeting;

•	rules and procedures for maintaining order at the meeting and the safety of those present;

•

limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

•	restrictions on entry to the meeting after the time fixed for the commencement thereof; and

•	limitations on the time allotted to questions or comments by participants.

Article	11 Quorum, majority and vote

11.1	Each share entitles to one vote in general meetings of shareholders.

11.2

Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, the board of directors may suspend the voting rights of any shareholder in breach of his/her/its obligations under any relevant contractual arrangement entered into by such shareholder. A shareholder may individually decide not to exercise, temporarily or permanently, all or part of his voting rights. The waiving shareholder is bound by such waiver and the waiver is mandatory for the Company upon notification to the latter.

8/15

11.3

Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, in case the voting rights of one of several shareholders are suspended or the exercise of the voting rights has been waived by one or several shareholders in accordance with Article 11.2, such shareholders may attend any general meeting of the Company but the shares they hold are not taken into account for the determination of the conditions of quorum and majority to be complied with at the general meetings of the Company.

11.4

Except as otherwise required by the Law or these articles of association, resolutions at a general meeting of shareholders duly convened shall not require any quorum and shall be adopted at a simple majority of the votes validly cast regardless of the portion of capital represented. Abstentions and nil votes shall not be taken into account.

Article	12 Amendments of the articles of association

12.1

Except as otherwise provided herein or by the Law, these articles of association may be amended by a majority of at least two thirds of the votes validly cast at a general meeting at which a quorum of more than half of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the provisions of Article 9.3, which may deliberate regardless of the quorum and at which resolutions are adopted at a majority of at least two thirds of the votes validly cast. Abstentions and nil votes shall not be taken into account.

12.2

Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, in case voting rights of one of several shareholders are suspended or the exercise of the voting rights has been waived by one or several shareholders in accordance with Article 11.2, the provisions of Article 11.3 of these Articles of Association apply mutatis mutandis.

Article  13 Change of nationality

The shareholders may change the nationality of the Company by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article	14 Adjournment of general meeting of shareholders

Subject to the provisions of the Law, the board of directors may, during the course of any general meeting, adjourn such general meeting for four (4) weeks. The board of directors shall do so at the request of one or several shareholders representing at least ten per cent (10%) of the share capital of the Company. In the event of an adjournment, any resolution already adopted by the general meeting of shareholders shall be cancelled.

Article	15 Minutes of general meetings of shareholders

15.1	The board of any general meeting of shareholders shall draw up minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder upon its request.

15.2

Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party, shall be certified as a true copy of the original by the notary having had custody of the original deed in case the meeting has been recorded in a notarial deed, or shall be signed by the chairman of the board of directors, if any, or by any two (2) of its members.

9/15

Article	16 Rules applicable in case of listing on a EU Regulated Market

16.1

In case the shares of the Company are admitted to trading on a regulated market within the meaning of Directive 2014/65/EU within the territory of the European Economic Area (the “EU Regulated Market”), the provisions of these articles of association shall apply with the following amendments and supplements:

16.2

Article 9.3 shall be replaced as follows: The convening notice for any general meeting of shareholders must contain (a) the agenda of the meeting, (b) the place, date and time of the meeting, (c) the description of the procedures that Shareholders must comply with in order to be able to participate and cast their votes in the general meeting, (d) statement of the Record Date and the manner in which shareholders have to register and a statement that only those who are shareholders on that date shall have the right to participate and vote in the general meeting, (e) indication of the postal and electronic addresses where and how the full unbridged text of the documents to be submitted to the general meeting and the draft resolutions may be obtained and (f) indication of the address of the internet site on which this information is available. Such notice shall take the form of announcements published (i) at least thirty (30) days before the meeting, in the Recueil Electronique des Sociétés et Associations and in a Luxembourg newspaper and (ii) in a manner ensuring fast access to it on a non-discriminatory basis in such media as may reasonably be relied upon for the effective dissemination of information throughout the European Economic Area. A notice period of at least seventeen (17) days applies, in case of a second or subsequent convocation of a general meeting convened for lack of quorum required for the meeting convened by the first convocation, provided that this Article 9.3 has been complied with for the first convocation and no new item has been put on the agenda. In case the Shares are listed on a foreign stock exchange, the notices shall in addition be published in such other manner as may be required by laws, rules or regulations applicable to such stock exchange from time to time. If all of the shareholders are present or represented at a general meeting of shareholders and have waived any convening requirements, the meeting may be held without prior notice or publication.

16.2.1

Article 9.4 shall be replaced as follows: Any shareholder who holds one or more Shares of the Company at 00:00 (midnight Luxembourg time) on the date falling fourteen (14) days prior to (and excluding) the date of the general meeting (the “Record Date”) shall be admitted to the relevant general meeting of shareholders. Any Shareholder who wishes to attend the general meeting must inform the Company thereof at the latest on the Record Date, in a manner to be determined by the board of directors in the convening notice. In case of Shares held through or with a professional depository or sub-depository designated by such depository, a holder of Shares wishing to attend a general meeting of shareholders should receive from such operator or depository or sub-depository a certificate certifying the number of Shares recorded in the relevant account on the Record Date. The certificate should be submitted to the Company at its registered address no later than three (3) business days prior to the date of the general meeting. In the event that the Shareholder votes through proxies, the proxy has to be deposited at the registered office of the Company at the same time or with any agent of the Company, duly authorised to receive such proxies. The board of directors may set a shorter period for the submission of the certificate or the proxy.

10/15

16.3

Article 9.5 shall be replaced as follows: One or several Shareholders, representing at least five percent (5%) of the Company’s issued share capital, may (i) request to put one or several items to the agenda of any general meeting of shareholders, provided that such item is accompanied by a justification or a draft resolution to be adopted in the general meeting, or (ii) table draft resolutions for items included or to be included on the agenda of the general meeting. Such requests must be sent to the Company’s registered office in writing by registered letter or electronic means at least twenty-two (22) days prior to the date of the general meeting and include the postal or electronic address of the sender. In case such request entails a modification of the agenda of the relevant meeting, the Company will make available a revised agenda at least fifteen (15) days prior to the date of the general meeting.

16.4	Within fifteen (15) days following the general meeting of Shareholders, the Company shall publish on its website the voting results.

D.	MANAGEMENT

Article	17 Composition and powers of the board of directors, board rules

17.1

The Company shall be managed by a board of directors composed of at least three (3) directors (but in all cases an odd number), which shall be appointed pursuant to these articles of association and any nomination agreement to which the Company is a party as may be further determined in the board rules adopted by the board of directors. The directors shall be appointed by the general meeting of shareholders which shall determine their number, fix their remuneration, and their term of office, which may not exceed three (3) years. Directors may be reappointed for successive terms.

17.2

The board of directors is vested with the broadest powers to act in the name of the Company and to take any action necessary or useful to fulfill the Company’s corporate purpose, with the exception of the powers reserved by the Law or by these Articles of Association to the general meeting of shareholders.

17.3

The board of directors shall determine its own rules of procedure and may create one or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the board of directors. The board of directors shall be in charge of the supervision of the activities of the committee(s). For the avoidance of doubt, such committees shall not constitute management committee in the sense of Article 441-11 of the Law.

17.4

The board of directors may, unanimously, pass resolutions by circular means when expressing its approval in writing, by facsimile, electronic mail or any other similar means of communication. Each director may express his consent separately, the entirety of the consents evidencing the adoption of the resolutions. The date of such resolutions shall be the date of the last signature.

Article	18 Daily management

The daily management of the Company as well as the representation of the Company in relation to such daily management may be delegated to one or more directors, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of directors.

Article	19 Appointment, removal and term of office of directors

19.1	The directors shall be appointed by the general meeting of shareholders which shall determine their remuneration and term of office.

11/15

19.2	Each director is appointed by the general meeting of shareholders at a simple majority of the votes validly cast.

19.3	Any director may be removed from office at any time with or without cause by the general meeting of shareholders at a simple majority of the votes validly cast.

19.4

If a legal entity is appointed as director of the Company, such legal entity must designate a physical person as permanent representative who shall perform this role in the name and on behalf of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director of the Company and may not be himself a director of the Company at the same time.

Article	20 Vacancy in the office of a director

20.1

In the event of a vacancy in the office of a director because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced director by the remaining directors until the next meeting of shareholders which shall resolve on the permanent appointment in compliance with the applicable legal provisions.

20.2	In case the vacancy occurs in the office of the Company’s sole director, such vacancy must be filled without undue delay by the general meeting of shareholders.

Article	21 Conflict of interests

21.1

Save as otherwise provided by the Law, any director who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the board of directors, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.

21.2

Where the Company comprises a single director, transactions made between the Company and the director having an interest conflicting with that of the Company are only mentioned in the resolution of the sole director.

21.3

Where, by reason of a conflicting interest, the number of directors required in order to validly deliberate is not met, the board of directors may decide to submit the decision on this specific item to the general meeting of shareholders.

21.4	The conflict of interest rules shall not apply where the decision of the board of directors or the sole director relates to day-to-day transactions entered into under normal conditions.

21.5

The daily manager(s) of the Company, if any, are subject to articles 21.1 to 21.4 of these articles of association provided that if only one (1) daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the board of directors.

12/15

Article	22 Dealing with third parties

22.1

The Company shall be bound towards third parties in all circumstances by the joint signature of any two (2) directors or by the joint signature or the sole signature of any person(s) to whom such signatory power may have been delegated by the board of directors within the limits of such delegation.

22.2

Within the limits of the daily management, the Company shall be bound towards third parties by the signature of any person(s) to whom such power may have been delegated, acting individually or jointly in accordance within the limits of such delegation.

Article	23 Indemnification

23.1

The members of the board of directors, officers, employees and agents of the Company are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in article 23.2 and mandatory provisions of law, every person who is, or has been, a member of the board of directors, officer (mandataire) or agent of the Company (and any other persons to which applicable law permits the Company to provide indemnification, including any person who is or was a director or officer of the Company, is or was serving at the request of the Company as a director, officer (mandataire), employee or agent of another company, partnership, joint venture, trust or other enterprise or employee benefit plan) (collectively, the “Covered Persons”), shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by them in connection with any claim, action, suit or proceeding which they become involved as a party or otherwise by virtue of his or her being or having been a Covered Person and against amounts paid or incurred by him or her in the settlement thereof. If applicable law is amended after approval of this Article 23 to authorize corporate action further eliminating or limiting the personal liability of Covered Persons, then the liability of a Covered Person to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

23.2

Expenses (including attorneys’ fees) incurred by a Covered Person in defending any claim (save for fraud, negligence or willful misconduct’s claims) shall be paid by the Company in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article 23. Such expenses (including attorneys’ fees) incurred by former Covered Persons may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

23.3

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 23 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this present articles of association, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in this Article 23 shall be made to the fullest extent permitted by law.

13/15

23.4

Any repeal or modification of this Article 23 by the shareholders of the Company shall only be prospective and shall not affect the rights to indemnification and to the advancement of expenses of a Covered Person or protections or increase the liability of any Covered Person under this Article 23 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

23.5

No indemnification shall be provided to any Covered Person (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors. The termination of any claim, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any claim, had reasonable cause to believe that such person’s conduct was unlawful.

23.6

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be such Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including Covered Persons, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including Covered Persons, as the Company may decide upon from time to time.

23.7

Notwithstanding any rights to indemnification, advancement of expenses and/or insurance that may be provided by any persons who is a pension fund, private investment fund or institutional lender or any wholly owned subsidiary of the foregoing, including for the avoidance of doubt, Oaktree Capital Management, L.P. and each of its managed funds and each affiliate of the foregoing (other than the Company and its subsidiaries) (collectively, the “Other Indemnitors”), to a Covered Person, with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Company: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Company shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Company. Notwithstanding anything to the contrary herein, the obligations of the Company under this Article 23 shall only apply to Covered Persons in their capacity as Covered Persons.

14/15

E.	AUDIT AND SUPERVISION

Article	24 Auditor(s)

24.1

The transactions of the Company shall be supervised by one or several statutory auditors (commissaires). The general meeting of shareholders shall appoint the statutory auditor(s) and shall determine their term of office, which may not exceed six (6) years.

24.2

The general meeting of shareholders of the Company shall appoint one or more independent auditors (réviseurs d’entreprises agréés) in accordance with Article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.

24.3	An independent auditor may only be removed by the general meeting of shareholders for cause or with his approval.

F.	FINANCIAL YEAR – ANNUAL ACCOUNTS – ALLOCATION OF PROFITS – INTERIM DIVIDENDS

Article	25 Financial year

The financial year of the Company shall begin on the first of January of each year and shall end on the thirty-first of December of the same year.

Article	26 Annual accounts and allocation of profits

26.1

At the end of each financial year, the accounts are closed and the board of directors draws up an inventory of the Company’s assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the law.

26.2

Of the annual net profits of the Company, five per cent (5%) at least shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of such reserve amounts to ten per cent (10%) of the share capital of the Company.

26.3	Sums contributed to a reserve of the Company may also be allocated to the legal reserve.

26.4	In case of a share capital reduction, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the share capital.

26.5

Upon recommendation of the board of directors, the general meeting of shareholders shall determine how the remainder of the Company’s profits shall be used in accordance with the Law and these articles of association.

26.6	Distributions shall be made to the shareholders in proportion to the number of Shares they hold in the Company.

15/15

Article	27 Interim dividends—Share premium and assimilated premiums

27.1	The board of directors may proceed with the payment of interim dividends subject to the provisions of the Law.

27.2	Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and these articles of association.

G.	LIQUIDATION

Article	28 Liquidation

28.1

In the event of dissolution of the Company in accordance with Article 3.2 of these Articles of Association, the liquidation shall be carried out by one or several liquidators who are appointed by the general meeting of shareholders deciding on such dissolution and which shall determine their powers and their compensation. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

28.2

The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the number of Shares of the Company held by them.

H.	FINAL CLAUSE—GOVERNING LAW

Article	29 Governing law

All matters not governed by these articles of association shall be determined in accordance with the Law.

16/15

Exhibit E

Form of Warrant Assumption Agreement

(see attached.)

Exhibit [E]

FORM OF WARRANT

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [•], [•], by and among Oaktree Acquisition Corp. II, a Cayman Islands exempted company (the “Company”), Alvotech Lux Holdings S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) (the “RCS”) under number B258884 (“TopCo”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 21, 2020, and filed with the United States Securities and Exchange Commission on September 22, 2020 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (i) 4,666,667 warrants to the Sponsor (collectively, the “Private Placement Warrants”) to purchase the Company’s Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), with each Private Placement Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share, and (ii) 6,250,000 warrants as part of units to public investors in the Public Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase Class A Shares, with each whole Public Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share;

WHEREAS, on [•], 2021, that certain Business Combination Agreement (the “BCA”) was entered into by and among the Company, TopCo and Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B229193 (“Alvotech”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the BCA, the Company will merge with and into TopCo (the “First Merger”) with TopCo as the surviving company in the merger and immediately following the First Merger, TopCo will merge with and into Alvotech (“Second Merger”), with TopCo as the surviving company in the merger. In accordance with the provisions of the BCA, pursuant to the First Merger, each issued and outstanding ordinary share of the Company will be exchanged for one ordinary share of TopCo, par value $0.01 per share (“TopCo Shares”);

WHEREAS, upon consummation of the First Merger, and as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for Class A Shares but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the BCA will constitute a Business Combination;

WHEREAS, in connection with the First Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity or correcting any mistake or defective provision contained therein or adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the rights of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. Effective as of the First Merger Effective Time (as defined in the BCA), the Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the First Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective as of the First Merger Effective Time, and the assumption of the Existing Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective as of the First Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the First Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the First Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the rights of the registered holders.

2

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Oaktree Acquisition Corp. II, a Cayman Islands exempted company” and replacing it with “Alvotech Lux Holdings S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B258884”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Alvotech Lux Holdings S.A.S. rather than Oaktree Acquisition Corp. II.

2.2 Reference to TopCo Shares. All references to “Ordinary Shares” or “Class A ordinary shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “TopCo Ordinary Shares” or “ordinary shares in the share capital of TopCo.”

2.3 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Alvotech Lux Holdings S.A.S.

9, rue de Bitbourg

L-1273 Luxembourg

Grand Duchy of Luxembourg

Attention:                  Robert Wessman

  Danny Major

E-mail:                      robert.wessman@alvogen.com

  danny.major@alvotech.com

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the First Merger and the Second Merger (as defined in the BCA) and shall automatically be terminated and shall be null and void if the BCA shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of TopCo or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

4

IN WITNESS WHEREOF, TopCo, the Company, and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

OAKTREE ACQUISITION CORP. II

By:
Name:
Title:

ALVOTECH LUX HOLDINGS S.A.S.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]

Exhibit F

Related Party Transactions Amendments

(see attached.)

AGREED FORM

Service Agreements Term Sheet

These term sheets summarize certain principal terms of the service agreements to be entered into (i) between Alvotech Holdings S.A., Alvotech h.f. (“Alvotech”), on the one hand, and Alvogen Lux Holdings S.á r.l. (“Alvogen”) on the other hand (“Alvogen Service Agreement”) and (ii) between Alvotech, on the one hand, and Alvogen Malta (Out-Licensing) Ltd. (“Adalvo”) on the other hand (“Adalvo Service Agreement” and together with the Alvogen Service Agreement, the “Service Agreements”). Alvogen, Adalvo and Alvotech are each referred to as a “Party” or collectively as the “Parties.”

Topic	Term

Services

Alvogen (or its affiliates) will provide the services to Alvotech or its designees that (a) are currently provided by Alvogen (or its affiliates) to Alvotech or its designee, and (b) are set forth on the appendixes to the existing Service Agreement between Alvotech and Alvogen, dated January 1, 2021 (collectively, the “Alvogen-Provided Services”).

Adalvo (or its affiliates) will provide the services to Alvotech or its designees that (a) are currently provided by Adalvo (or its affiliates) to Alvotech or its designee, and (b) are set forth on the appendixes to the existing Service Agreement between Alvotech and Alvogen, dated March 4, 2021 (collectively, the “Adalvo-Provided Services”).

Alvotech (or its affiliates) or its designee will provide the services to Alvogen and or Adalvo set forth in the appendix to the existing Service Agreements (“Alvotech-Provided Services”).

Service Schedule	As soon as reasonably practicable following the date hereof, Alvogen, Adalvo and Alvotech shall finalize the schedules to the applicable Service Agreement to the reasonable satisfaction of Alvotech. The Parties acknowledge and agree that the final schedules to the Services Agreement shall reflect the following key principles: (a) the schedules shall include detailed descriptions of the Alvogen-Provided Services, the Adalvo-Provided Services and Alvotech-Provided Services; (b) the schedules shall list the Alvogen-Provided Services, the Adalvo-Provided Services and and Alvotech-Provided Services fees at a line item level to allow the Parties greater flexibility to terminate components of the services and reduce total fees payable; and (c) the schedules shall document any service levels applicable to the Alvogen-Provided Services, the Adalvo-Provided Services and and Alvotech-Provided Services.

Subcontracting

Alvotech shall have the right to hire third-party subcontractors to provide the Alvotech-Provided Services hereunder (a) without Alvogen’s consent, (i) to the extent Alvotech is currently using such third-party subcontractors as of the date hereof, or (ii) to the extent Alvotech will use the third-party subcontractor to provide the applicable service to its own business and to Alvogen, (b) with Alvogen’s consent, not to be unreasonably withheld, for any third party contractor that provides Alvotech-Provided Services to Alvogen only.

Alvogen shall have the right to hire third-party subcontractors to provide the Alvogen-Provided Services hereunder (a) without Alvotech’s consent, (i) to the extent Alvogen is currently using such third-party subcontractors as of the date hereof, or (ii) to the extent Alvogen will use the third-party subcontractor to provide the applicable service to its own business and to Alvogen, (b) with Alvotech’s consent, not to be unreasonably withheld, for any third party contractor that provides Alvogen-Provided Services to Alvotech only.

Adalvo shall have the right to hire third-party subcontractors to provide the Adalvo-Provided Services hereunder (a) without Alvotech’s consent, (i) to the extent Adalvo is currently using such third-party subcontractors as of the date hereof, or (ii) to the extent Adalvo will use the third-party subcontractor to provide the applicable service to its own business and to Adalvo, (b) with Alvotech’s consent, not to be unreasonably withheld, for any third party contractor that provides Adlavo-Provided Services to Alvotech only.

Topic	Term

Pricing

The price for the Alvogen-Provided Services will be equal to Alvogen’s direct costs plus a 5% mark-up for providing the Alvogen-Provided Services to Alvotech; provided that third party pass-through costs shall not include a mark-up. Alvogen shall provide its cost methodology for each Alvogen-Provided Service, including adequate supporting documentation to verify the price for the applicable Alvogen-Provided Service.

The price for the Adalvo-Provided Services will be equal to Adalvo’s direct costs plus a 5% mark-up for providing the Adalvo-Provided Services to Alvotech; provided that third party pass-through costs shall not include a mark-up. Adalvo shall provide its cost methodology for each Adalvo-Provided Service, including adequate supporting documentation to verify the price for the applicable Adalvo-Provided Service.

The price for the Alvotech-Provided Services will be equal to Alvotech’s direct costs plus a 5% mark-up for providing the Alvotech-Provided Services to Alvogen and or Adalvo; provided that third party costs shall not include a mark-up. Alvotech shall provide its cost methodology for each Alvotech-Provided Service, including adequate supporting documentation to verify the price for the applicable Alvotech-Provided Service.

VAT will be added to the price for the Alvogen-Provided Services, Adalvo-Provided Services or Alvotech-Provided Services, as applicable.

Invoicing

Alvogen will invoice Alvotech on a monthly basis in arrears for the Alvogen-Provided Services. Alvotech shall pay the invoiced amount within 45 days from receipt of the invoice.

Adalvo will invoice Alvotech on a monthly basis in arrears for the Adalvo-Provided Services. Alvotech shall pay the invoiced amount within 45 days from receipt of the invoice.

Alvotech will invoice Alvogen on a monthly basis for the Alvotech-Provided Services. Alvogen shall pay the invoiced amount within 45 days from receipt of the invoice.

Records; Audit Rights

During the term of the Service Agreement, the Parties will keep and maintain, in accordance with past practice and applicable local law requirement, complete and accurate records, books of account, reports and other data necessary for the administration of the Service Agreement, including records of all direct operating costs related to the services for no less than a period of one year. Each Party will have the right, at its cost and expense, to audit and inspect, through an independent third party auditor subject to reasonable obligations of confidentiality and during normal business hours at a location to mutually agreeable to both parties, the books and records pertaining to the foregoing during the term and for one (1) year following the expiration or termination of the Service Agreement.

Term; Termination

Term: Perpetual.

Minimum term without termination right (only termination for cause as set out below) of the parties: [24] months after signing of the Service Agreement (“Minimum Term”).

After Minimum Term, Alvotech may terminate any Alvogen-Provided Service on 30 days’ notice.

After Minimum Term, Alvogen may terminate any Alvotech-Provided Service on 30 days’ notice.

After Minimum Term, Adalvo may terminate any Adalvo-Provided Service on 9 months’ notice and Alvotech may terminate any Adalvo-Provided Services on 30 days’ notice.

Notwithstanding the foregoing, either Party may terminate the Services Agreement upon (i) the liquidation, insolvency or bankruptcy of the other party, (ii) the other party ceasing or threatening to cease to carry on its business, or (iii) material breach by the other party of the definitive Service Agreement following written notice of such breach and a thirty day cure period.

Confidentiality; Intellectual Property	The existing terms regarding confidentiality and allocation of proprietary information and inventions shall continue to apply to the Service Agreement.

Indemnification and Liability	Each Party will indemnify the other Party for all losses relating to any breach of the Services Agreement and the gross negligence, willful misconduct, or fraud of such Party.

Assignment	Neither party will have the right to assign or transfer (including in connection with a change of control) the definitive agreement without the other party’s consent.

Non-Solicit	During the term of each respective Service Agreement and for a period of 12 months following the termination of a Service Agreement, the Parties to each such Service Agreement shall be bound by customary non-solicitation provisions with respect to employees engaged in the provision of the applicable services, subject to customary carve outs.

Governing Law	[Luxembourg], with international arbitration as a dispute resolution venue.

Exhibit G

Cayman Plan of Merger

DATED _________________________ 20__

Alvotech Lux Holdings S.A.S.

Oaktree Acquisition Corp. II

PLAN OF MERGER

REF: CBD/JH/O-166181

TABLE OF CONTENTS

CLAUSE		PAGE

1.	DEFINITIONS AND INTERPRETATION	1

2.	PLAN OF MERGER	1

3.	TERMINATION	3

4.	COUNTERPARTS	3

5.	GOVERNING LAW	3

i

THIS PLAN OF MERGER is made on _________________________ 20__

BETWEEN

(1)

Alvotech Lux Holdings S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B258884 (the “Surviving Company”); and

(2)

Oaktree Acquisition Corp. II, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)

The chairman (président) of the Surviving Company and the board of directors of the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the Business Combination Agreement dated [ • ] 2021 by and among the Surviving Company, the Merging Company and Alvotech Holdings S.A. (the “Business Combination Agreement”), this Plan of Merger and the draft terms of cross-border merger required under the Luxemburg Law (defined below) (the “Draft Terms of Merger”) attached hereto as Annexure 2 pursuant to the provisions of Part XVI of the Companies Act (2021 Revision) (the “Companies Law”) and the provisions of articles 1021-1 et seq. of Chapter 2 on Mergers of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Luxembourg Law”).

(B)

The shareholders of the Merging Company have approved and adopted this Plan of Merger and the Draft Terms of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law and Luxembourg Law. All necessary approvals have been obtained from the chairman (président) and the sole shareholder of the Surviving Company pursuant to the Luxembourg Law.

(C)

Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger and the Draft Terms of Merger pursuant to the provisions of Part XVI of the Companies Law and the provisions of articles 1021-1 et seq. of the Luxembourg Law.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1

Terms not otherwise defined in this Plan of Merger and the Draft Terms of Merger shall have the meanings given to them in the Business Combination Agreement, a copy of which is annexed at Annexure 1 hereto.

1.2	The Annexures of this Plan of Merger form part of and are incorporated into this Plan of Merger.

2.	PLAN OF MERGER

2.1	Company Details

(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

1

(b)	The surviving company (as defined in the Companies Law) is the Surviving Company.

(c)	The registered office of the:

(i)	Surviving Company is 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg; and

(ii)	Merging Company is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(d)

Immediately prior to the Effective Date, the issued share capital of the Surviving Company is forty thousand US dollars (USD 40,000) divided into four million (4,000,000) initial shares with a nominal value of one cent (USD 0.01)

(e)

Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$33,100 divided into 300,000,000 Class A ordinary shares with a nominal or par value of US$0.0001, 30,000,000 Class B ordinary shares with a nominal or par value of US$0.0001, and 1,000,000 preference shares with a nominal or par value of US$0.0001.

2.2	Effective Date

In accordance with section 237(15) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the “Effective Date”) and subject to the applicable provision of Luxembourg law.

2.3	Terms and Conditions; Share Rights

(a)

The terms and conditions of the Merger, including the manner and basis of converting shares/interests in each constituent entity into interests in the Surviving Company, are set out in (i) the Business Combination Agreement in the form annexed at Annexure 1 hereto and (ii) the Draft Terms of Merger.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the articles of association of the Surviving Company.

(c)

From the Effective Date, the articles of association of the Surviving Company shall be substantially in the form of those set out in Exhibit [D] to the the Business Combination Agreement in the form annexed at Annexure 1 hereto.

2.4	Directors’ Interests in the Merger

(a)	The name and address of the chairman (président) of the surviving company (as defined in the Companies Law) is:

(i)	Helga Tatjana Zharov, professionally residing at Sæmundargata 15-19, 101 Reykjavík, Iceland

(b)	No director or chairman (as applicable) of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

2

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. To be confirmed by Alvotech

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	TERMINATION

3.1	At any time prior to the Effective Date, this Plan of Merger may be terminated by the chairman of the Surviving Company and the board of directors of the Merging Company, acting jointly.

4.	COUNTERPARTS

4.1

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

5.	GOVERNING LAW

5.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

3

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of OAKTREE ACQUISITION CORP. II:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of ALVOTECH LUX HOLDINGS S.A.S.:	)
	)	Duly Authorised Signatory
)
	)	Name:	Helga Tatjana Zharov
)
	)	Title:	Chairman (président)

Annexure 1

Business Combination Agreement

Annexure 2

Draft Terms of Merger